Exhibit 4.1
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED
CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), is entered into as of December 8, 2025 among TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the "Borrower"), the other Loan Parties, each lender party hereto (collectively, the "Lenders" and individually, a "Lender"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer.

R E C I T A L S:

A. The Borrower, the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent entered into that certain First Amended and Restated Credit Agreement dated as of July 20, 2021 (as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time immediately prior to the Amendment Effective Date (as defined below), the “Existing Credit Agreement”, and as further amended by this Amendment, the "Credit Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

B. The Borrower, the other Loan Parties, the Administrative Agent and each Lender party to the Existing Credit Agreement (the “Existing Lenders”) now desire to amend the Existing Credit Agreement to extend the Maturity Date and make certain other amendments as further set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants, terms and conditions, and in reliance upon the representations and warranties, in each case contained herein, the parties hereto agree hereby as follows:

ARTICLE I
Section 1.01    AMENDMENTS. Subject to the terms set forth herein and the conditions set forth in Article III hereof, on the Amendment Effective Date (as defined below), (a) the Existing Credit Agreement (excluding all schedules and exhibits thereto) is hereby amended to incorporate the changes reflected in Annex A attached hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), adding the double-underlined text (indicated textually in the same manner as of the following example: double-underlined text) and moving the green text (indicated textually in the same manner as the following examples: ~~moved text~~ and moved text) and (b) Schedule 2.01 to the Existing Credit Agreement is hereby amended and restated in its entirety to read as set forth in Annex B attached hereto.

ARTICLE II
Section 2.01    REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower and each other Loan Party, as applicable, represents and warrants that, as of the date hereof:

(a)    the representations and warranties of the Borrower and the other Loan Parties, as applicable, contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the Amendment Effective Date (as defined below), after giving effect to the amendments contemplated in this Amendment as if such representations and warranties were being made on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(b)    no event has occurred and is continuing which constitutes a Default;

(c)    (i) each Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by each Loan Party, and (iii) this Amendment and the Credit Agreement constitute a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(d)    the execution, delivery and performance by each applicable Loan Party of this Amendment and the Credit Agreement, and the consummation of any transactions contemplated herein or therein, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene any material term of any of such Person's Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation, including, but not limited to, any bonds, debentures, notes, loan agreements or other similar instruments, to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable law to which such Person is subject, except in each case referred to in subsections (ii) and (iii) above to the extent that any such conflict, breach, contravention, creation, requirement or violation could reasonably be expected to have a Material Adverse Effect; and

(e)    no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any applicable Loan Party of this Amendment other than those already obtained or performed.

ARTICLE III

Section 3.01    CONDITIONS PRECEDENT TO EFFECTIVENESS. The parties hereto agree that this Amendment shall not be effective until the satisfaction (or waiver by the Administrative Agent and the Existing Lenders) of each of the following conditions precedent:

(a)    the Administrative Agent shall have received a copy of this Amendment duly completed, executed and delivered by the Existing Lenders, the L/C Issuer, the Swing Line Lender, the Borrower and the other Loan Parties;

(b)    the Administrative Agent shall receive evidence of concurrent consummation of a related amendment to the Array Credit Agreement, which shall be in form and substance reasonably acceptable to the Administrative Agent;

(c)    each of the representations and warranties made in this Amendment shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the Amendment Effective Date (as defined below), both before and after giving effect to the amendments contemplated by this Amendment as if such representations and warranties were being made on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(d)    the Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment to which such Loan Party is a party or is to be a party and such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(e)    as of the Amendment Effective Date and immediately after giving effect thereto, no Default shall have occurred and be continuing;

(f)    the Borrower shall have paid (i) all reasonable and out-of-pocket fees and expenses for which invoices have been presented at least two (2) Business Days prior to the Amendment Effective Date (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel), (ii) all other compensation required to be paid on or prior to the Amendment Effective Date pursuant to (x) that certain Engagement Letter, dated as of November 12, 2025 (the “Engagement Letter”), between the Borrower, the Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC and (y) any fee letter entered into between the Borrower and any Lead Arranger (as defined in the Engagement Letter) in connection with the transactions contemplated by this Amendment and (iii) all accrued and unpaid interest and fees on the Loans;

(g)    at least three (3) Business Days prior to the Amendment Effective Date, the Lead Arrangers (as defined in the Engagement Letter) shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and a Beneficial Ownership Certification in relation to the Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, that is requested at least ten (10) Business Days prior to the Amendment Effective Date;

(h)    the Administrative Agent shall have received a copy of a Note executed by the Borrower in favor of each Lender requesting a Note (if any such Lender so requests); and

(i)    the Administrative Agent shall have received an opinion of Sidley Austin LLP, counsel to the Loan Parties, or other applicable local counsel to the Loan Parties, addressed to the Administrative Agent and each Lender in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that opinion letters in form and substance consistent with the opinion letters delivered on the Closing Date pursuant to Section 4.01(a)(v) of the Existing Credit Agreement shall be reasonably acceptable).

ARTICLE IV

Section 4.01    MISCELLANEOUS.

(a)    RATIFICATION OF LOAN DOCUMENTS. Except for the specific amendments, releases, consents and waivers expressly set forth in this Amendment, the terms, provisions, conditions and covenants of the Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this Amendment shall not in any manner operate as a waiver of, consent to or amendment of any other term, provision, condition or covenant of the Credit Agreement or any other Loan Document.

(b)    AMENDMENT EFFECTIVE DATE. This Amendment shall become effective when the Administrative Agent has received counterparts of this Amendment executed by the Existing Lenders, the L/C Issuer, the Swing Line Lender, the Borrower, the other Loan Parties and the Administrative Agent and each of the conditions precedent set forth in Section 3.01 of this Amendment has been satisfied (or waived by the Administrative Agent and the Existing Lenders) (the "Amendment Effective Date").

(c)    REFERENCES TO THE CREDIT AGREEMENT. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder" or in any other Loan Document to the "Credit Agreement" or "thereunder", or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended hereby.

(d)    EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words "execute," "execution," "signed," "signature," "delivery" and words of like import in or related to this Amendment, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Amendment or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Amendment or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

(e)    GOVERNING LAW; BINDING EFFECT. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

(f)    HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(g)    TIME OF THE ESSENCE. Time is of the essence of this Amendment and the Loan Documents.

(h)    LOAN DOCUMENT. This Amendment is a Loan Document and subject to the terms of the Credit Agreement.

(i)    ENTIRE AGREEMENT. THIS AMENDMENT, TOGETHER WITH THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the Amendment Effective Date.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Vicki L. Villacrez
Name:	Vicki L. Villacrez
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ John M. Toomey
Name:	John M. Toomey
Title:	Vice President and Treasurer

TDS TELECOMMUNICATIONS LLC

By:	/s/ Anita J. Kroll
Anita J. Kroll
Vice President and Controller and Chief Accounting Officer

AFFILIATE FUND

By:	/s/ Vicki L. Villacrez
Vicki L. Villacrez
President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Lender, L/C Issuer and Swing Line Lender

By:	/s/ Matthew Pfeiffer
Name:	Matthew Pfeiffer
Title:	Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as a Lender

By:	/s/ Justin B. Robinson
Name:	Justin B. Robinson
Title:	Authorized Signatory

CITIBANK, N.A.,
as a Lender

By:	/s/ Elizabeth Minnella Gonzalez
Name:	Elizabeth Minnella Gonzalez
Title:	Managing Director & Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joseph Howard
Name:	Joseph Howard
Title:	Vice President

Royal Bank Of Canada,
as a Lender

By:	/s/ Staci Sunshine Gola
Name:	Staci Sunshine Gola
Title:	Authorized Signatory

CoBank, ACB.
as a Lender

By:	/s/ Andy Smith
Name:	Andy Smith
Title:	Managing Director

Truist Bank,
as a Lender

By:	/s/ Jim C. Wright
Name:	Jim C. Wright
Title:	Director

MUFG BANK, LTD.,
as a Lender

By:	/s/ Colin Donnarumma
Name:	Colin Donnarumma
Title:	Director

THE BANK OF NEW YORK MELLON
as a Lender

By:	/s/ Yipeng Zhang
Name:	Yipeng Zhang
Title:	Senior Vice President

CIBC Bank USA,
as a Lender

By:	/s/ Patrick Osborne
Name:	Patrick Osborne
Title:	Managing Director

The Northern Trust Company,
as a Lender

By:	/s/ Lisa DeCristofaro
Name:	Lisa DeCristofaro
Title:	SVP

ANNEX A

$400,000,000
First Amended and Restated Credit Agreement
Dated as of July 20, 2021
as amended by each of the First Amendment to First Amended and Restated Credit Agreement dated as of March 2, 2023, the Second Amendment to First Amended and Restated Credit Agreement dated as of September 15, 2023 ~~and~~, the Third Amendment to First Amended and Restated Credit Agreement, dated as of April 17, 2025 and the Fourth Amendment to First Amended and Restated Credit Agreement, dated as of December 8, 2025 among
Telephone and Data Systems, Inc.
as the Borrower,
Wells Fargo Bank, National Association,
as Administrative Agent, Swing Line Lender and L/C Issuer,
and
The Other Lenders Party Hereto
Wells Fargo Securities, LLC,
TD Securities (USA)~~,~~ LLC,
Citibank, N.A.,
CoBank, ACB,
U.S. Bank National Association,
RBC Capital Markets,
Truist Securities, Inc.
as Co-Lead Arrangers and Joint Book Managers
Toronto Dominion (Texas) LLC,
as Syndication Agent
Citibank, N.A.,
CoBank, ACB,
U.S. Bank National Association,
Royal Bank of Canada,
as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms
1.02 Other Interpretive Provisions
1.03 Accounting Terms
1.04 Rounding
1.05 Times of Day
1.06 Letter of Credit Amounts
1.07 Pro Forma Calculations
1.08 Divisions
1.09 Rates
ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Committed Loans
2.02 Borrowings, Conversions and Continuations of Committed Loans
2.03 Letters of Credit
2.04 Swing Line Loans
2.05 Prepayments
2.06 Termination or Reduction of Commitments
2.07 Repayment of Loans
2.08 Interest
2.09 Fees
2.10 Computation of Interest and Fees
2.11 Evidence of Debt
2.12 Payments Generally; Administrative Agent's Clawback
2.13 Sharing of Payments by Lenders
2.14 Increase in Commitments
2.15 Cash Collateral
2.16 Defaulting Lenders
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes
3.02 Illegality
3.03 Inability to Determine Rates
3.04 Increased Costs
3.05 Compensation for Losses
3.06 Mitigation Obligations; Replacement of Lenders; Like Treatment
3.07 Survival
ARTICLE IV. CONDITIONS PRECEDENT TO Credit Extensions
4.01 Conditions of Initial Credit Extension
4.02 Conditions to all Credit Extensions
ARTICLE V. REPRESENTATIONS AND WARRANTIES
5.01 Existence, Qualification and Power
5.02 Authorization; No Contravention
5.03 Governmental Authorization; Other Consents
5.04 Binding Effect
5.05 Financial Statements; No Material Adverse Effect
5.06 Litigation
5.07 No Default
5.08 Ownership of Property; Liens

5.09 Environmental Compliance
5.10 Insurance
5.11 Taxes
5.12 ERISA Compliance
5.13 Subsidiaries; Equity Interests; Guarantors
5.14 Margin Regulations; Investment Company Act
5.15 Disclosure
5.16 Compliance with Laws
5.17 Taxpayer Identification Number
5.18 OFAC
5.19 Anti-Corruption Laws
ARTICLE VI. AFFIRMATIVE COVENANTS
6.01 Financial Statements
6.02 Certificates; Other Information
6.03 Notices
6.04 Payment of Obligations
6.05 Preservation of Existence, Etc
6.06 Maintenance of Properties; Office
6.07 Maintenance of Insurance
6.08 Compliance with Laws
6.09 Books and Records
6.10 Inspection Rights
6.11 Use of Proceeds
6.12 Further Assurances
6.13 Additional Guarantors; Guaranty Trigger Event
6.14 Anti-Corruption Laws
ARTICLE VII. NEGATIVE COVENANTS
7.01 Liens
7.02 Investments
7.03 Indebtedness
7.04 Fundamental Changes
7.05 Dispositions
7.06 Restricted Payments
7.07 Transactions with Affiliates and Subsidiaries
7.08 Burdensome Agreements
7.09 Use of Proceeds
7.10 Financial Covenants
7.11 ~~United States Cellular Corporation~~Array Digital Infrastructure, Inc.
7.12 Governmental Programs
7.13 Sanctions
7.14 Anti-Corruption Laws
7.15 Guarantees
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default
8.02 Remedies Upon Event of Default
8.03 Application of Funds
ARTICLE IX. ADMINISTRATIVE AGENT
9.01 Appointment and Authority
9.02 Rights as a Lender
9.03 Exculpatory Provisions
9.04 Reliance by Administrative Agent

9.05 Delegation of Duties
9.06 Resignation of Administrative Agent
9.07 Non-Reliance on Administrative Agent and Other Lenders
9.08 No Other Duties, Etc
9.09 Administrative Agent May File Proofs of Claim
9.10 Guaranty Matters
9.11 Guarantied Cash Management Agreements and Guarantied Hedge Agreements
9.12 Lender ERISA Representation and other Lender Representations
9.13 Erroneous Payments
ARTICLE X. MISCELLANEOUS
10.01 Amendments, Etc
10.02 Notices; Effectiveness; Electronic Communication
10.03 No Waiver; Cumulative Remedies; Enforcement
10.04 Expenses; Indemnity; Damage Waiver
10.05 Payments Set Aside
10.06 Successors and Assigns
10.07 Treatment of Certain Information; Confidentiality
10.08 Right of Setoff
10.09 Interest Rate Limitation
10.10 Counterparts; Integration; Effectiveness
10.11 Survival of Representations and Warranties
10.12 Severability
10.13 Replacement of Lenders
10.14 Governing Law; Jurisdiction; Etc
10.15 Waiver of Jury Trial
10.16 No Advisory or Fiduciary Responsibility
10.17 Electronic Execution
10.18 USA PATRIOT Act
10.19 Time of the Essence
10.20 Designation as Senior Debt
10.21 FCC Approval
10.22 Entire Agreement
10.23 Keepwell
10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions
10.25 Acknowledgement Regarding Any Supported QFCs
10.26 Amendment and Restatement; No Novation; Amendment of Certain Loan Documents

SCHEDULES

1.01(a)	Special Entities; Non-Subsidiary Variable Interest Entities
~~1.01(b)~~	~~Existing Receivables Securitization Documents~~
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.13	Subsidiaries; Other Equity Investments; Guarantors
7.01	Existing Liens
7.03	Existing Indebtedness
7.07	Existing Transactions with Affiliates
7.08	Existing Material Debt Instruments
10.02	Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Opinion Matters
G	Joinder Agreement
H	U.S. Tax Compliance Certificates
I	Guarantied Party Designation Notice
J	Guaranty
K	Prepayment Notice

$400,000,000
TELEPHONE AND DATA SYSTEMS, INC.
FIRST AMENDED AND RESTATED CREDIT AGREEMENT
This FIRST AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement") is entered into as of July 20, 2021, among TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower, Wells Fargo Bank, National Association, as agent, and a syndicate of lenders entered into that certain Credit Agreement, dated as of March 2, 2020 (as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time, the "Existing Credit Agreement").
The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement, subject to the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is amended and restated in its entirety to read as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
~~"Adjusted Term SOFR" means, with respect to any Term SOFR Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period, plus (b) (i) if the Interest Period is one (1) month, 0.10%, (ii) if the Interest Period is three (3) months, 0.15%, and (iii) if the Interest Period is six (6) months, 0.25%; provided that if AdjustedTerm SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.~~

"Administrative Agent" means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.
"Affiliate" means, in relation to the Borrower, any of its Subsidiaries, any Person that would be considered to be an affiliate of the Borrower or any of its Subsidiaries under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower or any of its Subsidiaries were issuing securities; and, in relation to any Lender or any other Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the Lender or such other Person.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Agreement" has the meaning specified in the introductory paragraph hereto.
"Anti-Terrorism Laws" means any Laws relating to financing terrorism, "know your customer" or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control.
"Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender's Commitment at such time provided that, in the case of Section 2.12 with respect to payments to be distributed by the Administrative Agent to Lenders, when a Defaulting Lender shall exist, "Applicable Percentage" shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
"Applicable Rate" means, from time to time, as to any SOFR Loan or Base Rate Loan, as applicable, the following percentages per annum, based upon the Debt Rating as set forth below:

Level	Debt Rating (S&P Rating, Moody's Rating and Fitch Rating, in that order)	Commitment Fee Rate	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Letter of Credit Fee
I	≥ BBB /Baa2 /BBB	0.150%	1.250%	0.250%	1.250%
II	BBB- /Baa3/ BBB-	0.200%	1.375%	0.375%	1.375%
III	BB+ /Ba1 /BB+	0.275%	1.500%	0.500%	1.500%
IV	BB /Ba2 /BB	0.350%	1.750%	0.750%	1.750%
V	≤ BB- /Ba3 /BB-	0.400%	2.000%	1.000%	2.000%

In the event that the Debt Ratings of any two ratings agencies are at the same Level, pricing shall be based upon such Level, and in the event that each of the three Debt Ratings are at different Levels, pricing shall be based upon the middle rating (i.e., the highest and lowest ratings shall be disregarded); provided that, notwithstanding the preceding,
(a)    If any rating agency shall change the basis on which ratings are established, each reference to Moody's Rating, S&P Rating or Fitch Rating shall refer to the then equivalent rating by the applicable rating agency;
(b)    in the event that the Borrower has ratings from only two rating agencies and (i) they are split-rated by no more than one level, the Moody's Rating or the S&P Rating level will apply (and if both the Moody's Rating and the S&P Rating are the surviving ratings, then the level applicable to the higher of the two shall apply) or (ii) they are split-rated by more than one level, the level one level higher than the lowest rating will apply;
(c)    If the Borrower has ratings from only one rating agency, then pricing will be based on the next lower Level from that rating;
(d)    If the rating system of S&P, Moody's or Fitch shall change, or if each of such rating agencies shall cease to be in the business of rating corporate debt obligations generally, then the most recently applicable Level shall apply for the next 30 days so long as the Borrower is negotiating in good faith to reach an amendment to the pricing provisions with the Lenders and after the expiration of such 30 day period, pricing shall be based on Level V; and
(e)    If the Borrower has no S&P Rating, Moody's Rating or Fitch Rating, for any reason other than such agency's ceasing to be in the business of rating corporate debt obligations generally, then pricing will be based on Level V.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arrangers" means Wells Fargo Securities, LLC ~~and~~, TD Securities (USA), LLC, Citibank, N.A., CoBank, ACB, U.S. Bank National Association, RBC Capital Markets and Truist Securities, Inc. in their capacity as co-lead arrangers and joint book managers.

"Array" means Array Digital Infrastructure, Inc. (formerly known as United States Cellular Corporation); it being understood and agreed that references herein to Array as of any date prior to August 1, 2025 shall mean United States Cellular Corporation.

"Array Credit Agreement" means that that certain First Amended and Restated Credit Agreement, dated as of July 20, 2021, among Array, Toronto Dominion (Texas) LLC as the administrative agent and the lenders party thereto from time to time, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of operations, common stockholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Auto-Extension Letter of Credit" has the meaning specified in Section 2.03(b)(iii).
"Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to Section 3.03(e).
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the sum of 1/2 of 1% plus the Federal Funds Rate for such day, (b) the Prime Rate for such day and (c) the sum of (i) 1.00% plus (ii) ~~Adjusted~~ Term SOFR (for an Interest Period of one month, determined in accordance with subsection (b) of the definition of Term SOFR).
"Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.
"Base Rate Loan" means a Loan that bears interest based on the Base Rate.
"Base Rate Term SOFR Determination Day" has the meaning specified in the definition of "Term SOFR".
"Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).
"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR;
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Loan Documents.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)    in the case of clause (c) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Unavailability Period" means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".
"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
"Borrower" has the meaning specified in the introductory paragraph hereto.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent's Office is located.

"Carlson Family Group" means any and all of the following persons: (i) LeRoy T. Carlson or his spouse, Margaret Carlson; (ii) any child, grandchild, great grandchild or other lineal descendant of LeRoy T. Carlson and Margaret Carlson, including any Person with such relationship by adoption, or the spouse of any such Person; (iii) the estate of any of the Persons described in subsections (i) and (ii); (iv) any trust or similar arrangement, provided that Persons described in subsections (i), (ii), or (iii) are the beneficiaries of more than fifty percent (50%) of the beneficial interests in such trust or arrangement; (v) the voting trust which expires on June 30, 2035, as amended from time to time, or any successor to such voting trust, including the trustees of such voting trust; and (vi) any corporation, partnership, limited liability company or other entity in which Persons identified in subsections (i) through (v) own more than fifty percent (50%) of the voting interests in the election of directors or other management of such entity.
"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the L/C Issuer or Swing Line Lender shall agree in their sole discretion and otherwise acceptable to the Borrower, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America (including, without limitation, the Federal Deposit Insurance Corporation) is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that is a member of the Federal Reserve System and whose deposits are fully insured by the Federal Deposit Insurance Corporation;
(c)    commercial paper in an aggregate amount of no more than $20,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least "P-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P or at least "F-1" (or the then equivalent grade) by Fitch, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(d)     securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A2 by Moody's or A by Fitch;
(e)    demand deposit accounts maintained in the ordinary course of business;
(f)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (ii) are rated "AAA" by S&P, "Aaa" by Moody's or "AAA" by Fitch and (iii) have portfolio assets of at least $1,000,000,000; and
(g)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from any of Moody's, S&P or Fitch, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.
"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), purchase cards, electronic funds transfer and other cash management arrangements.
"Cash Management Bank" means any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, implemented or issued.
"Change of Control" means the occurrence of any of the following:
(a)    any event or series of related events (including (i) the sale or issuance (or series of sales or issuances) of Equity Interests of the Borrower by the Borrower or by any holder or holders thereof, or (ii) any merger, consolidation, recapitalization, reorganization or other transaction or arrangement) as a result of which the Carlson Family Group shall together cease to be "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of voting interests in the Borrower having the voting power, by class or through a combined total voting power of all classes of Equity Interests of the Borrower, to elect at least a majority of the members of the board of directors of the Borrower;

(b)    any "Change in Control" or any other similar event under and as defined in any of the instruments governing any Indebtedness of the Borrower or of any of its Subsidiaries in an aggregate principal amount exceeding $100,000,000 shall at any time occur; or
(c)    an event or series of events by which during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
"Closing Date" means the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
"CoBank ~~Borrower~~Array Term Loan Facility" means that certain ~~Second~~Fourth Amended and Restated Credit Agreement dated as of ~~July 30~~June 25, ~~2021~~2025 among ~~the Borrower, the lenders party thereto and CoBank, ACB, as the administrative agent, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.~~

~~"CoBank U.S. Cellular Term Loan Facility" means that certain Third Amended and Restated Credit Agreement dated as of July 30, 2021 among U.S. Cellular~~Array, the lenders party thereto and CoBank, ACB, as the administrative agent, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.
"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations related thereto.
"Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
"Committed Loan" has the meaning specified in Section 2.01.
"Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.
"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated EBITDA" means, for any period, an amount equal to the sum of, without duplication, (a) Consolidated Net Income for such period, (b) to the extent received in cash during such period and not already included in the Consolidated Net Income for such period, distributions from unconsolidated entities in which the Borrower directly or indirectly owns an Equity Interest plus (c) the following to the extent each was deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period (net of any Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period), (iii) depreciation, amortization and accretion expense and all other non-cash charges deducted from Consolidated Net Income for such period which do not represent a cash item in such period and minus (d) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period; provided that, notwithstanding the foregoing, in no event shall any gain realized by the Borrower or any Subsidiary as a result of the purchase of Indebtedness of the Borrower or any Subsidiary for less than the face value of such Indebtedness be included in Consolidated EBITDA; and provided further that, notwithstanding the foregoing, that (1) when and to the extent that non-cash charges described in clause (c)(iii) above become cash paid items, such amounts shall be deducted from Consolidated EBITDA and (2) when and to the extent that non-cash items described in clause (d) above become cash received items, such amounts shall be added to Consolidated EBITDA.
"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including, without limitation, all purchase money Indebtedness and all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments), (b) all obligations incurred as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms and (ii) ordinary course of business purchase price adjustments and earnouts); (c) all reimbursement and other payment obligations with respect to letters of credit, bankers' acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar instruments, including all obligations so evidenced that are incurred in connection with the acquisition of property or any business; (e) all indebtedness created under any conditional sale or other title retention agreements or sales of accounts receivable; (f) all non-recourse indebtedness of the kind described in clause (a) through clause (e) secured by Liens on property of the obligor; (g) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations; (h) net obligations under any Swap Contract; (i) all Indebtedness of the types referred to in subsections (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary and (j) all Guarantees in respect of indebtedness of the kind described in clause (a) through clause (h) above; excluding up to $25,000,000 in the aggregate of contingent liabilities of the Borrower and its Subsidiaries which are not required by GAAP to be recorded on the balance sheet of the Borrower and its Subsidiaries. For all purposes of this Agreement, the term "Consolidated Funded Indebtedness" shall not include, with respect to the Borrower and its Subsidiaries, the contractual and other similar obligations of the Borrower and its Subsidiaries with respect to any Monetization Transactions.
"Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate amount of interest required to be paid or payable in cash by the Borrower or any of its Subsidiaries during such period on all Consolidated Funded Indebtedness of the Borrower or any of its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including that portion of rent expense treated as interest in accordance with GAAP in respect of capital lease obligations (including, without duplication, the interest for rental payments made with respect to Sale and Leaseback Transactions) and expressly including (a) any commitment fee payable pursuant to Section 2.09 and (b) any other scheduled commitment fee, facility fee, utilization fee or other scheduled fee payable by the Borrower or any Subsidiary in connection with Consolidated Funded Indebtedness of the Borrower or any Subsidiary.
"Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period, provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Interest Coverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Consolidated Interest Charges are computed on Indebtedness of any such Non-Subsidiary Variable Interest Entity which is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.
"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) ~~(i) prior to the Permitted T-Mobile Disposition Trigger Event, Consolidated Funded Indebtedness as of such date and (ii) from and after the Permitted T-Mobile Disposition Trigger Event,~~ an amount equal to (x) Consolidated Funded Indebtedness as of such date minus (y) the lesser of (i) cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date and (ii) Consolidated EBITDA for the period of the four prior fiscal quarters ending on or prior to such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended, provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Leverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Indebtedness of any such Non-Subsidiary Variable Interest Entity is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.
"Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined in accordance with GAAP; provided that, notwithstanding anything herein to the contrary, net income attributable to Non-Subsidiary Variable Interest Entities shall be excluded from the calculation of Consolidated Net Income.
"Consolidated Total Assets" means, as at any date, all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any material agreement, material instrument or other material undertaking to which such Person is a party or by which it or any material amount of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
"Covered Party" has the meaning given such term in Section 10.25.
"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
"Debt Rating" means, as of any date of determination, the S&P Rating, Moody's Rating or Fitch Rating (collectively, such ratings referred to as the "Debt Ratings").
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate (before as well as after judgment) equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such SOFR Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in each case, to the fullest extent permitted by applicable Laws.
"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"Defaulting Lender" means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.
"Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
"Disposition" or "Dispose" means any sale, transfer, or other disposition of any property by any Person, including without limitation (a) any Sale and Leaseback Transaction and (b) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Dollar" and "$" mean lawful money of the United States.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Electronic Record" has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
"Electronic Signature" has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means, with respect to any Person, all of the outstanding shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other outstanding ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares underlying such warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that, as of the termination date, equal or exceed its "benefit liabilities", as such term is defined in Section 4001(a)(16) of ERISA, the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
"Erroneous Payment" has the meaning assigned thereto in Section 9.13(a).
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Event of Default" has the meaning specified in Section 8.01.
"Excluded Subsidiary" means Suttle-Straus, Inc.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to Section 10.23 and any other "keepwell, support or other agreement" for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.
"Existing Array Credit Agreement" means that that certain Credit Agreement, dated as of March 2, 2020, among Array, Toronto Dominion (Texas) LLC as the administrative agent and a syndicate of lenders, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time.

"Existing Credit Agreement" has the meaning specified in the introductory paragraph hereto.
"Existing Letters of Credit" means the letters of credit listed and described on Schedule 2.03.
~~"Existing Receivables Securitization" means any transaction evidenced by the documents listed on Schedule 1.01(b) and with respect to which the Borrower has complied with the last sentence of the definition of "Receivables Securitization" in the Existing Credit Agreement prior to July 20, 2021.~~
~~"Existing U.S. Cellular Credit Agreement" means that that certain Credit Agreement, dated as of March 2, 2020, among U.S. Cellular, Toronto Dominion (Texas) LLC as the administrative agent and a syndicate of lenders~~Export Development Canada Term Loan Facility" means the term loan facility evidenced by that certain Credit Agreement, dated as of November 9, 2022, among Borrower and Export Development Canada, as lender, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471 (b) (1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
"FCC" means The Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision) of the United States.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.
"Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
"Fee Letter" means the letter agreement, dated June 22, 2021, among the Borrower, the Administrative Agent, and Wells Fargo Securities, LLC (the "Wells Fargo Fee Letter"), and any other fee letter agreement among the Borrower and any Arranger or Lender (or Affiliate of any Arranger or Lender), as applicable, and "Fee Letters" means all of such letters.
"First Amendment" means that certain First Amendment to First Amended and Restated Credit Agreement, dated as of March 2, 2023.

"Fitch" means Fitch Ratings, Inc., and any successor thereto.
"Fitch Rating" means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower's public corporate credit rating.
"Floor" means the rate floor of zero percent (0%) initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~Adjusted~~ Term SOFR and the Base Rate.
"Foreign Lender" means any Lender that is organized under the Laws of a jurisdiction other than the United States, each State thereof and the District of Columbia (including such a Lender when acting in the capacity of the L/C Issuer).
"Fourth Amendment" means that certain Fourth Amendment to First Amended and Restated Credit Agreement, dated as of December 8, 2025.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"GAAP" means, except to the extent provided in Section 1.03, generally accepted accounting principles in the United States as in effect from time to time and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" means, as to any Person without duplication, (a) any payment obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary payment obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.
"Guarantied Cash Management Agreement" means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
"Guarantied Hedge Agreement" means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
"Guarantied Parties" means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
"Guarantied Party Designation Notice" means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit I.
"Guarantors" means, collectively, (a) the Domestic Subsidiaries of the Borrower listed on Schedule 5.13 and each other direct Domestic Subsidiary that is a Material Subsidiary of the Borrower that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.13; provided that none of ~~U.S. Cellular~~Array or the Excluded Subsidiary nor any of their Subsidiaries shall be a Guarantor and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Swap Contract or any Cash Management Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.
"Guaranty" means, collectively, the Guaranty made by the Guarantors in favor of the Guarantied Parties, substantially in the form of Exhibit J, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.13.
"Guaranty Release Date" means the date that all of the following conditions have been satisfied: (a) no Default exists, (b) at least two of S&P Rating, Moody's Rating or Fitch Rating is greater than or equal to BBB-, Baa3 or BBB-, respectively, (c) there are no Guarantees by the Borrower or any Subsidiary of the CoBank ~~U.S. Cellular Term Loan Facility, CoBank Borrower~~Array Term Loan Facility or of the ~~U.S. Cellular~~Array Credit Agreement (or any such Guarantee shall be released substantially concurrently with the Guaranty Release Date) and (d) there is no outstanding Pari Passu Guaranteed Indebtedness (or, if there is outstanding Pari Passu Guaranteed Indebtedness as of such date, all Guarantees of such Pari Passu Guaranteed Indebtedness shall be released substantially concurrently with the Guaranty Release Date).
"Guaranty Release Period" means any period commencing on the date on which a Guaranty Release Date occurs and ending on the date on which a Guaranty Trigger Event occurs.
"Guaranty Trigger Event" has the meaning specified in Section 6.13(b).

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedge Bank" means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is the Administrative Agent, a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
"HMT" has the meaning specified in the definition of Sanctions.
"Increase Effective Date" has the meaning specified in Section 2.14(d).
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (A) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 120 days after the date on which such trade account payable was due (unless such trade account is the subject of a good faith dispute), and (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment, in each case, solely to the extent such payment is required to be made in cash, in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all obligations of such Person (i) to pay deferred compensation to employees, (ii) with respect to purchase price adjustments on acquisitions and (iii) to return customer deposits, but only in each case to the extent that any such obligation described in subsection (i), (ii) or (iii) preceding remains unpaid for more than 120 days after the date on which such obligation was to be paid (unless such obligation is the subject of a good faith dispute), and
(i)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
"Indemnified Taxes" means Taxes other than Excluded Taxes.
"Indemnitees" has the meaning specified in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.
"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months' duration, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
"Interest Period" means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)    no Interest Period shall extend beyond the Maturity Date; and
(iv)    no tenor that has been removed from this definition pursuant to Section 3.03 shall be available for specification in such Committed Loan Notice.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests, debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"IRS" means the United States Internal Revenue Service.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
"Joinder Agreement" means a Joinder Agreement to be executed by any new Lender in connection with an increase in commitments in accordance with Section 2.14, in each case substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Issuer" means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
"Letter of Credit" means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
"Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Fee" has the meaning specified in Section 2.03(h).

"Letter of Credit Sublimit" means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Level" means each Level designated on the chart in the definition of Applicable Margin.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
"Loan Documents" means this Agreement, the Guaranty, each Note, each Issuer Document, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, and the Fee Letters.

"Loan Parties" means, collectively, the Borrower and each Guarantor.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the financial condition or business of the Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material impairment of the ability of the Guarantors, taken as a whole, or the Borrower, to perform their obligations under any Loan Document to which they are a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantors, taken as a whole, or the Borrower, of any Loan Document to which they are a party.

"Material Domestic Subsidiary" means any direct Domestic Subsidiary of the Borrower that is a Material Subsidiary; provided that none of ~~U.S. Cellular~~Array or the Excluded Subsidiary nor any of their respective Subsidiaries, nor any Securitization Entity, shall constitute a Material Domestic Subsidiary.
"Material Subsidiary" means any Subsidiary that is directly or indirectly owned by the Borrower and whose total assets constitute at least 1% of Consolidated Total Assets or whose gross revenues determined in accordance with GAAP constitute at least 1% of the consolidated gross revenues of the Borrower and its Subsidiaries calculated in accordance with GAAP, and "Material Subsidiaries" means collectively each Material Subsidiary.
"Maturity Date" means ~~July 20, 2027; provided that, following the occurrence of the Permitted T-Mobile Disposition Trigger Event, “Maturity Date” means the earliest of (i) the date that is two-hundred seventy (270) days after the Permitted T-Mobile Disposition Trigger Event, (ii) the date on which U.S. Cellular receives Qualifying Spectrum Disposition Proceeds in an aggregate principal amount equal to or greater than $1,100,000,000.00 and (iii) July 20, 2027~~December 8, 2030; provided, however, that~~, in the case of clauses (i) and (ii),~~ if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
"Monetization Transaction" means, with respect to any Specified Equity Interests owned by the Borrower or any of its Subsidiaries, any transaction, agreement, device or arrangement (A) which results in the Borrower or any Subsidiary receiving payments on account of entering into contractual or other similar obligations and granting rights in, to or with respect to such Specified Equity Interests, or (B) by which the Borrower or any Subsidiary hedges against price fluctuation with respect to such Specified Equity Interests.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Moody's Rating" means, at any time, the rating issued by Moody's and then in effect with respect to the Borrower's public corporate credit rating.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Proceeds" means ~~(x)~~ with respect to each Disposition by the Borrower or any of its Subsidiaries under Section 7.05(g), the excess, if any, of (a) the sum of cash and all other assets received in connection with such Disposition (including without limitation, any cash, cash equivalents, notes, and all other assets received, including by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise) over (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset (so long as such security interest was not granted in anticipation of the Disposition of such asset) and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction (including reasonable brokers' fees or commissions, legal, accounting and other professional and transactional fees) and (iii) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subsection (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, ~~the aggregate amount of such excess shall constitute Net Proceeds and (y) with respect to each Permitted Disposition under Section 7.05(j), the excess, if any, of (a) the sum of cash received by U.S. Cellular in connection with such Permitted Disposition over (b) the sum of, without duplication, to the extent otherwise paid by U.S. Cellular or any of its Subsidiaries, (i) the reasonable and customary out-of-pocket expenses incurred by U.S. Cellular or any of its Subsidiaries in connection with the applicable Permitted Disposition (including reasonable broker’s fees or commissions, legal, accounting and other professional and transactional fees) and (ii) the related income taxes reasonably estimated to be actually payable within two years of the date of such Permitted Disposition; provided that, if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Permitted Disposition, as applicable,~~ the aggregate amount of such excess shall constitute Net Proceeds.

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Non-Extension Notice Date" has the meaning specified in Section 2.03(b)(iii).
"Non-Subsidiary Variable Interest Entity" means, at any time, a Variable Interest Entity that is not a Subsidiary. Schedule 1.01(a) identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof.
"Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Guarantied Cash Management Agreement or Guarantied Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Ordinary Capital Expenditures" means, with respect to any Special Entity or Subsidiary, capital expenditures incurred in the ordinary course of business consistent with past practices that are either related to maintenance or are ordinary course acquisitions that are identified with an existing and ongoing project of such Special Entity or Subsidiary.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
"Outstanding Amount" means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
"Pari Passu Guaranteed Indebtedness" means the Indebtedness of the Borrower and the Subsidiary Guarantees thereof permitted by Sections 7.03(h~~) and 7.03(i~~).
"Participant" has the meaning specified in Section 10.06(d).

"Participant Register" has the meaning specified in Section 10.06(d).
"Patriot Act" has the meaning specified in Section 5.18.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
"Periodic Term SOFR Determination Day" has the meaning specified in the definition of "Term SOFR".
"Permitted Dispositions" shall mean, collectively, (i) the Permitted T-Mobile Disposition and (ii) each of the Permitted Spectrum Dispositions.

"Permitted Equal and Ratable Lien" has the meaning specified in clause (L) of the proviso to Section 7.08(a).
"Permitted Spectrum Dispositions" means the Disposition by ~~U.S. Cellular~~Array (or certain of its Subsidiaries) of spectrum licenses pursuant to any or all of the following agreements and any other comparable agreement that Array (or certain of its Subsidiaries) may enter into from to time documenting similar sales of spectrum licenses: (i) that certain License Purchase Agreement, dated as of October 17, 2024, by and among ~~U.S. Cellular~~Array, certain Subsidiaries of ~~U.S. Cellular~~Array party thereto and Verizon Corporation, (ii) that certain License Purchase Agreement, dated as of November 6, 2024, by and among ~~U.S. Cellular~~Array, certain Subsidiaries of ~~U.S. Cellular~~Array party thereto and New Cingular Wireless PCS, LLC (a subsidiary of AT&T Inc.), (iii) that certain License Purchase Agreement, dated as of September 20, 2024, by and among ~~U.S. Cellular~~Array, certain Subsidiaries of ~~U.S. Cellular~~Array party thereto and Nex-Tech Wireless, LLC and (iv) that certain License Purchase Agreement, dated as of August 28, 2024, by and among ~~U.S. Cellular~~Array, certain Subsidiaries of ~~U.S. Cellular~~Array party thereto and Nsight Spectrum, LLC, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Permitted T-Mobile Disposition" means the Disposition by ~~U.S. Cellular~~Array (or certain of its Subsidiaries) of certain assets pursuant to that certain Securities Purchase Agreement, dated as of May 24, 2024, by and among ~~U.S. Cellular~~Array, certain Subsidiaries of ~~U.S. Cellular~~Array party thereto and T-Mobile US, Inc., as amended, restated, supplemented or otherwise modified from time to time.

~~"Permitted T-Mobile Disposition Trigger Event" means the date on which the Permitted T-Mobile Disposition is consummated in accordance with its terms.~~

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
"Platform" has the meaning specified in Section 6.02.
"Prepayment Notice" means a notice of prepayment of Committed Loans pursuant to Section 2.05(a), which shall be substantially in the form of Exhibit K or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
"Prime Rate" means the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its "prime rate." The "prime rate" is a rate set by Wells Fargo based upon various factors including Wells Fargo's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.
"Pro Forma Basis" means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Specified Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuing impact). Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA on a Pro Forma Basis as set forth above, the entering into of one or more master lease agreements pursuant to which T-Mobile US, Inc. or one of its affiliates shall lease certain cell towers from ~~U.S. Cellular~~Array or any of its Subsidiaries ~~following the effectiveness of the Third Amendment and the Permitted T-Mobile Disposition Trigger Event~~on or after August 1, 2025 shall constitute a Specified Transaction hereunder and the proceeds of any lease payments received thereunder shall be included.

"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Public Lender" has the meaning specified in Section 6.02.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
"QFC Credit Support" has the meaning given such term in Section 10.25.
"Qualified ECP Guarantor" shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
~~"Qualifying Spectrum Disposition Proceeds" means Net Proceeds received by U.S. Cellular as a result of the consummation of one or more of the Permitted Spectrum Dispositions.~~
"Receivables Securitization" means any ~~(a)~~ secured lending or other financing facility entered into by a Securitization Entity solely for the purpose of purchasing or financing Securitization Assets of ~~U.S. Cellular~~the Borrower, Array and/or any of its respective Subsidiaries, provided that (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Entity (A) is Guaranteed by, recourse to or otherwise obligates the Borrower or any of its Subsidiaries (~~except~~other than (i) a Securitization Entity or (ii) pursuant to Standard Securitization Undertakings or the Recourse Guaranty) or (B) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (except Standard Securitization Undertakings or the Recourse Guaranty), (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) other than the initial Investment in such facility (which may, for avoidance of doubt, include Standard Securitization Undertakings) neither the Borrower nor any of its other Subsidiaries is required to make additional Investments in connection with such facility, (iv) none of the Borrower or any other Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Entity (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty), (v) neither the Borrower nor any of its Subsidiaries (except such Securitization Entity) has any obligation to maintain such Securitization Entity's financial condition or cause such Securitization Entity to achieve certain levels of operating results, and (vi) no Event of Default exists as of the effective date of such secured lending or other financing facility ~~or (b) Existing Receivables Securitization~~. On or prior to the entry into a Receivables Securitization ~~under clause (a) of the preceding sentence~~, the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (I) evidencing the designation of a Subsidiary as a Securitization Entity by the Board of Directors of ~~U.S. Cellular~~the Borrower or Array, as applicable, and (II) certifying that such Receivables Securitization complies with the foregoing conditions.

"Recipient" means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

"Recourse Guaranty" means any general recourse guarantee by ~~U.S. Cellular~~the Borrower, Array or any of its respective Subsidiaries of Indebtedness pursuant to a Receivables Securitization, which guarantee is either unsecured or secured solely by a pledge of the Equity Interests of the Securitization Entity that is a party to such Receivables Securitization, and only to the extent such guaranty is permitted ~~by~~hereunder or under the ~~U.S. Cellular~~Array Credit Agreement.

"Register" has the meaning specified in Section 10.06(c).
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person's Affiliates.
"Relevant Governmental Body" means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
"Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Treasurer and Vice President ~~and Treasurer~~– Corporate Relations, or Vice President-Controller and Chief Accounting Officer of the Borrower or the chairman, president, chief executive officer, chief financial officer, chief accounting officer, treasurer, controller, secretary or any vice president of the applicable Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any two of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).
"Revolving Credit Exposure" means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender's participation in L/C Obligations and Swing Line Loans at such time.
"S&P" means Standard and Poor's Rating Services, a Standard & Poor's Financial Services LLC business, and any successor thereto.
"S&P Rating" means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower's public corporate credit rating.
"Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing (as lessee) by the Borrower or any of its Subsidiaries of any property (the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for the Borrower or any Subsidiary), which property has been or is to be sold or transferred by the Borrower or any Subsidiary to a Subsidiary or any other Person in contemplation of or in connection with such arrangement.
"Sanction(s)" means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, ~~Her~~His Majesty's Treasury ("HMT") or other relevant sanctions authority.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Second Amendment" means that certain Second Amendment to First Amended and Restated Credit Agreement, dated as of September 15, 2023.

"Securitization Assets" means accounts receivable of ~~U.S. Cellular~~the Borrower, Array or any of its respective Subsidiaries arising from equipment installment plans, customer equipment financing arrangements, rentals and other similar consumer equipment financing arrangements, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitizations involving such accounts receivable.

"Securitization Entity" means, as to ~~U.S. Cellular~~the Borrower, Array, or any of its respective Subsidiaries, any bankruptcy-remote, special purpose corporation, partnership, trust, limited liability company or other business entity that is formed by and will remain wholly-owned by ~~U.S. Cellular~~the Borrower, Array or any of its respective Subsidiaries for the sole and exclusive purpose of purchasing or financing Securitization Assets pursuant to a Receivables Securitization and which is designated by the Board of Directors of ~~U.S. Cellular~~the Borrower, Array, as applicable as a Securitization Entity in accordance with the terms of this Agreement.
"SOFR" means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Borrowing" means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
"SOFR Loan" means a Loan that bears interest at a rate based on ~~Adjusted~~ Term SOFR, other than pursuant to clause (c) of the definition of "Base Rate".
"Special Entity" means a Person (other than a Subsidiary) (a) listed on Schedule 1.01(a) and in existence on the Closing Date or (b) created after the Closing Date and with respect to which (i) the Borrower or any Subsidiary has made an equity Investment and directly or indirectly owns a minority interest, or any Special Entity has made an Investment and directly or indirectly owns an interest and (ii) the Borrower has delivered prior written notice to the Administrative Agent of the creation of such Special Entity and its designation as a Special Entity.
"Specified Acquisition" means (a) any acquisition for consideration equal to or greater than $50,000,000 or (b) any other acquisition designed as a "Specified Acquisition" by the Borrower in the applicable Compliance Certificate.
~~"Specified Debt Covenant Trigger Event" means the fifth Business Day following the date of receipt by the Borrower of a distribution of any Net Proceeds from the Permitted T-Mobile Disposition or proceeds of new Indebtedness incurred on or after the Permitted T-Mobile Disposition Trigger Event under Section 7.03(k) in excess of $500,000,000.~~

"Specified Disposition" means (a) any Disposition having gross sales proceeds equal to or greater than $50,000,000 or (b) any other Disposition designed as a "Specified Disposition" by the Borrower in the applicable Compliance Certificate.
"Specified Equity Interests" means Equity Interests owned by the Borrower or any of its Subsidiaries in any Person or Persons that (i) are not directly, or indirectly through one or more intermediaries, Controlled by the Borrower or by any of its Subsidiaries and (ii) are either disclosed on Schedule 5.13, or acquired by the Borrower after the Closing Date in connection with an acquisition expressly permitted under Section 7.02 or a divestiture expressly permitted under Section 7.05.
"Specified Loan Party" means any Loan Party that is not an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 10.23).
"Specified Pari Debt" has the meaning specified in clause (L) of the proviso to Section 7.08(a).
"Specified Transactions" means (a) any Specified Disposition and (b) any Specified Acquisition.
"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and other obligations, including with respect to servicing obligations (provided that, in no event shall any such obligations constitute Indebtedness) made or provided by ~~U.S. Cellular~~the Borrower, Array or any of its respective Subsidiaries in connection with a Receivables Securitization (a) of a type and on terms customary for comparable transactions and of a character appropriate for the assets being securitized and (b) which have been negotiated at arm's length with an unaffiliated third party; provided that any such undertaking by and between ~~U.S. Cellular~~the Borrower, Array or any of its respective Subsidiaries and a Securitization Entity shall be excluded from the requirement in this clause (b) if (i) clause (a) is satisfied and (ii) such undertaking is in connection with a Receivables Securitization involving an unaffiliated third party.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, no Non-Subsidiary Variable Interest Entity shall be considered a "Subsidiary" hereunder for any purpose other than solely as contemplated by Section 1.03(c).
"Supported QFC" has the meaning given such term in Section 10.25.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Obligations" means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.
"Swing Line Lender" means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
"Swing Line Loan" has the meaning specified in Section 2.04(a).
"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
"Swing Line Sublimit" means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Synthetic Lease Obligation" means the monetary obligation of a Person in connection with a transaction that is (a) treated and accounted for as a lease in the financial statements of such Person but (b) treated and accounted for as indebtedness in the tax statements of such Person, but in any case which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term SOFR" means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
"Third Amendment" means that certain Third Amendment to First Amended and Restated Credit Agreement, dated as of April 17, 2025.

"Threshold Amount" means, on any date of determination and calculated as of the last day of the fiscal quarter for which financial statements were most recently delivered by the Borrower pursuant to Section 6.01(a) or 6.01(b), as applicable, an amount equal to 7.5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended.
"Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
"Type" means, with respect to a Committed Loan, its character as a Base Rate Loan or a SOFR Loan.
"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
"United States" and "U.S." mean the United States of America.
"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).
~~"U.S. Cellular" means United States Cellular Corporation.~~
~~"U.S. Cellular Credit Agreement" means that that certain First Amended and Restated Credit Agreement, dated as of July 20, 2021, among U.S. Cellular, Toronto Dominion (Texas) LLC as the administrative agent and the lenders party thereto from time to time, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time (subject to the consent of the Required Lenders) in accordance with the terms thereof.~~

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"U.S. Special Resolution Regimes" has the meaning given such term in Section 10.25.
"Variable Interest Entity" means any variable interest entity that the Borrower is required to consolidate at any time pursuant to FASB ASC 810 - Consolidation. Schedule 1.01(a) identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof. Schedule 5.13 identifies the entities that are Variable Interest Entities that are Subsidiaries as of the date hereof.
"Wells Fargo" means Wells Fargo Bank, National Association, and its successors.
"wholly-owned" means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (i) director's qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law, including Anti-Terrorism Laws, Debtor Relief Laws, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.01, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. Unless the Borrower shall otherwise have provided the notice set forth in the next sentence, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including, without limitation, the adoption of International Financial Reporting Standards by U.S. companies), and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision to the contrary herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each Non-Subsidiary Variable Interest Entity even though such Non-Subsidiary Variable Interest Entity is not a Subsidiary as defined herein. For the avoidance of doubt, Subsidiaries that are Variable Interest Entities are included in the consolidated financial statements of the Borrower and its Subsidiaries and are included in the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Pro Forma Calculations. For purposes of making financial calculations to determine compliance with Section 7.10(b), (a) with respect to any (i) acquisition by the Borrower or any of its Subsidiaries for consideration of less than $50,000,000 and (ii) with respect to Dispositions by the Borrower or its Subsidiaries having gross sales proceeds of less than $50,000,000, Consolidated EBITDA may, at the option of the Borrower upon notice to the Administrative Agent as indicated in the applicable Compliance Certificate, be adjusted on a Pro Forma Basis and (b) with respect to (i) any Specified Acquisition by the Borrower or any of its Subsidiaries and (ii) with respect to any Specified Dispositions by the Borrower or its Subsidiaries, (A) Consolidated EBITDA shall be adjusted on a Pro Forma Basis and (B) the Borrower shall, concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), deliver a certificate of the Borrower signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower attaching financial data and calculations reasonably acceptable to the Administrative Agent setting forth such pro forma calculations in reasonable detail.
1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.09    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate~~, Adjusted Term SOFR~~ or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Committed Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four U.S. Government Securities Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three U.S. Government Securities Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans selected hereunder upon the determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change. Failure to deliver any such notice shall not affect the effectiveness of any such interest rate or result in any liability to the Administrative Agent.
(e)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that after giving effect to such proposed L/C Credit Extension (x) the Total Outstandings shall not exceed the Aggregate Commitments, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)    The L/C Issuer shall not issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is not otherwise compensated hereunder);
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    such Letter of Credit is to be denominated in a currency other than Dollars; or
(D)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Lender's obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this subsection (vi) shall be prima facie evidence.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this subsection shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect and accepted by the L/C Issuer in good faith; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it (at the time of delivery) and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid. Notwithstanding anything to the contrary, the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such L/C Issuer's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith, fraud or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in subsections (i) through (v) of Section 2.03(e); provided, however, that anything in such subsections to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct, bad faith, fraud or gross negligence or the L/C Issuer's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, in the absence of the L/C Issuer's gross negligence or willful misconduct to the extent related to such action or inaction, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer's rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Wells Fargo Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion and without conferring with the Lenders, and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (i) telephone or (ii) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (I) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (II) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower by either crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds or pursuant to other written direction of the Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this subsection (iii) shall be prima facie evidence thereof.
(iv)    Each Lender's obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this subsection shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments.
(a)    Voluntary. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) a Prepayment Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or postpone any Prepayment Notice under this Section 2.05(a) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or otherwise shall be delayed (subject to payment by the Borrower of amounts owed under Section 3.05 occurring as a result of such notice).
(b)    Mandatory.    The Outstanding Amounts shall be prepaid by an amount and in accordance with the terms of Section 7.05(g), (together with a reduction in the Aggregate Commitments).
(c)    Generally. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(d)    Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(e)    Outstandings in Excess of Commitments. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay or cause to be prepaid Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(e) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
2.06    Termination or Reduction of Commitments.
(a)    Voluntary. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments without premium or penalty (except those amounts payable by the Borrower under Section 3.05 which shall be paid by the Borrower); provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or otherwise shall be delayed (subject to payment by the Borrower of amounts owed under Section 3.05 occurring as a result of such notice).
(b)    Mandatory. The Aggregate Commitments shall be automatically and permanently reduced by an amount and in accordance with the terms of Section 7.05(g).
(c)    Generally. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
(b)    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to ~~Adjusted~~ Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that the Borrower shall not be required to pay the Default Rate to any Lender while such Lender is a Defaulting Lender at the time when an Event of Default exists.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable Laws) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
(e)    Existing LIBOR Loans.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, with respect to any Loan bearing interest at a rate determined by reference to the "Eurodollar Rate" immediately prior to giving effect to the First Amendment to First Amended and Restated Credit Agreement, dated as of March 2, 2023, by and among the Borrower, the lenders party thereto and the Administrative Agent (the "First Amendment") (each such Loan, an "Existing LIBOR Loan"): (i) each such Existing LIBOR Loan shall continue to bear interest based on the "Eurodollar Rate" for the "Interest Period" in effect for such Existing LIBOR Loan (in each case as defined in this Agreement immediately prior to giving effect to the First Amendment) in the manner and with the rate and margins set forth in this Agreement immediately prior to giving effect to the First Amendment and (ii) at the end of the current "Interest Period" (as defined in this Agreement immediately prior to giving effect to the First Amendment) for each Existing LIBOR Loan (A) all accrued and unpaid interest on such Existing LIBOR Loan shall be paid in full and (B) such Existing LIBOR Loan shall be either paid in full or such Existing LIBOR Loan shall be converted to a Base Rate Loan or a SOFR Loan, in each case in the manner set forth in this Agreement after giving effect to the First Amendment. The parties hereby agree that any rights, privileges and protections granted to the Administrative Agent or any other Lender pursuant to the terms and conditions of this Agreement (prior to giving effect to the First Amendment) or any other Loan Document in connection with any Existing LIBOR Loan shall survive and remain in full force and effect with respect to each such Existing LIBOR Loan until all such Existing LIBOR Loans have been repaid in full or converted to Base Rate Loans or SOFR Loans under the terms of this Agreement.
2.09    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, in each case in the ordinary course of business, and provided that, with respect to Treasury Regulation Section 5f.103-1(c) only (if applicable), the Administrative Agent shall act as a non-fiduciary agent for the Borrower with respect to the requirements of such Regulation. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
2.12    Payments Generally; Administrative Agent's Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of SOFR Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim, payment, fee or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, the application of funds arising from the existence of a Defaulting Lender and Sections 3.01, 3.02, 3.04, 3.05 or 10.04), (y) the application of Cash Collateral provided for in Section 2.16 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a Joinder Agreement.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, each Loan Party shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to "materiality" or "Material Adverse Effect", shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to "materiality" or "Material Adverse Effect", shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall promptly (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16 (a)(iv) and any Cash Collateral provided by the Defaulting Lender). Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in interest bearing blocked accounts at Wells Fargo determined in the reasonable discretion of Wells Fargo, which may be invested in readily available cash equivalents at the discretion of the Administrative Agent. The Borrower shall pay within 10 Business Days after demand therefor from time to time all customary and reasonable account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of "Required Lender".

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)    With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's or Swing Line Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Commitment. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders' Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers' Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)    Tax Indemnifications. (i) Without limiting or duplicating the provisions of subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by such Recipient in connection with a Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each of the Loan Parties shall also, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by subsection (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be prima facie evidence thereof, and shall include a certification that such claim is being made in compliance with Section 3.06(c).

(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be prima facie evidence thereof. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (ii). The agreements in this subsection (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, if required by applicable law) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of, or a tax credit with respect to, any Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion, that it has received a refund of, or tax credit with respect to, any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses (including Taxes and Other Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate~~, Adjusted Term SOFR~~ or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of "Base Rate", in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of "Base Rate"), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute interest pursuant to Section 2.08 hereof without reference to clause (c) of the definition of "Base Rate," in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate~~, Adjusted Term SOFR~~ or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03    Inability to Determine Rates.
(a)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (but subject to clauses (b) through (f) below), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    ~~Adjusted~~ Term SOFR cannot be determined pursuant to the definition thereof; or
(ii)    (for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof) ~~Adjusted~~ Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (at the instruction of the Required Lenders, if applicable) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 3.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that "~~Adjusted~~ Term SOFR" cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of "Base Rate" until the Administrative Agent revokes such determination.
(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a "Loan Document" for purposes of this Section 3.03), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, within fifteen days after demand by such Lender or the L/C Issuer setting forth in reasonable detail such increased costs (but shall not require any Lender to disclose any confidential or proprietary information, and with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Change in Law affecting any Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender or the L/C Issuer setting forth in reasonable detail the charge and calculation of such reduced rate of return (but shall not require any Lender to disclose any confidential or proprietary information, and with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered within fifteen days after receipt of such demand.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be prima facie evidence thereof, and such certificate shall include a certification that such claim is being made in compliance with Section 3.06(c). The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (but shall not require any Lender to disclose any confidential or proprietary information), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss (other than loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each SOFR Loan made by it at ~~Adjusted~~ Term SOFR for such Loan by a matching deposit for a comparable amount and for a comparable period, whether or not such SOFR Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders; Like Treatment.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has not or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.
(c)    Like Treatment. No Lender or L/C Issuer shall request compensation under Section 3.01, 3.02 or 3.04, unless such Lender or L/C Issuer, as applicable, is generally requesting compensation from other similarly situated borrowers.
Each party hereto agrees that (x) an assignment required pursuant to this Section 3.06 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
3.07    Survival. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent's (or its counsel, Winstead PC's) receipt of the following, each of which shall be originals or facsimiles or electronic pdfs (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders (it being understood and agreed that to the extent such deliveries shall be substantially consistent with the deliveries made pursuant to the Existing Credit Agreement, such deliveries shall be deemed to be satisfactory):
(i)    executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
(v)    a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, or other applicable local counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer of the Borrower as of the Closing Date certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied or waived (which such waiver must be in writing), (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (D) that the Borrower has disclosed to the Administrative Agent and the Lenders all matters known to any Responsible Officer that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(viii)    a duly completed Compliance Certificate as of the Closing Date for the fiscal quarter ended March 31, 2021, signed by a Responsible Officer of the Borrower, certifying as to no Default under the terms of this Agreement and evidencing compliance with Section 7.10 (it being understood that the Compliance Certificate delivered pursuant to the Existing Credit Agreement for the fiscal period ended March 31, 2021 shall be deemed to satisfy this clause (viii));
(ix)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(x)    evidence that the Existing ~~U.S. Cellular~~Array Credit Agreement has been or concurrently with the Closing Date is being amended and restated;
(xi)    delivery of a duly completed and executed Federal Reserve Form U-1, Statement of Purpose for an Extension of Credit Secured by Margin Stock;
(xii)    to the extent requested not less than five Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to Borrower, if Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation; and
(xiii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
(b)    Any fees required to be paid by the Borrower pursuant to the Fee Letters on or before the Closing Date shall have been paid.
(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and invoiced fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced not less than one Business Day prior to the Closing Date, plus such additional amounts of such invoiced fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent in accordance with the terms of this Agreement).
(d)    The Closing Date shall have occurred on or before July 23, 2021.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V or any other Loan Document (other than the representation and warranty set forth in Section 5.05(c)), or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Loan Party and each Material Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the applicable laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the applicable laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsections (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene any material term of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable law to which such Person is subject, except in each case referred to in subsections (b) and (c) above to the extent that any such conflict, breach, contravention, creation, requirement or violation could reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document other than those already obtained or performed.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof in accordance with GAAP.
(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2021, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of subsections (i) and (ii), to the absence of footnotes (other than as may be required in connection with any Receivables Securitization) and to normal year-end audit adjustments.

(c)    For the period from the date of the Audited Financial Statements through the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07    No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all assets reflected on the Audited Financial Statements or acquired since the date of the Audited Financial Statements except for property and assets sold or otherwise disposed of in the ordinary course of business or otherwise in accordance with the terms of this Agreement since the date of the Audited Financial Statements and for such defects in title or failure to have such title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and each of the Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
5.09    Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10    Insurance. The properties of the Borrower and its Subsidiaries are insured (a) with companies or associations (including affiliated companies approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed)) and (b) in such amounts (after giving effect to any self-insurance compatible with the standards set forth in Section 6.07), in each case of (a) and (b) preceding, as are customarily engaged by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided however, that the Borrower and such Subsidiary may self-insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker's compensation insurance therein through an insurance fund operated by such state or jurisdiction in accordance with the provisions of Section 6.07.
5.11    Taxes. The Borrower and its Subsidiaries have (a) made or filed all Federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and in effect and which have been fully complied with in all material respects, (b) have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges shown or determined to be due on such returns, reports, and declarations, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established, and (c) set aside on their respective books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply.
5.12    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred during the six-year period prior to the date on which such representation is made or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except for each of the foregoing clauses that could not, either individually or in the aggregate, reasonably be expected to have or to result in, a Material Adverse Effect.
5.13    Subsidiaries; Equity Interests; Guarantors. As of the Closing Date, (a) the Borrower has no Subsidiaries other than those specifically disclosed in Exhibit 21 to the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as supplemented by any changes to such Subsidiaries set forth in Part (a) of Schedule 5.13, and (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and, other than ~~U.S. Cellular~~Array and ~~U.S. Cellular's~~Array's subsidiaries, are wholly-owned by the Borrower except as otherwise specified on Part (a) of Schedule 5.13 free and clear of all Liens except any Lien that is permitted under Section 7.01. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Neither the Borrower nor any Guarantor is an Affected Financial Institution. As of the Closing Date, each of the Guarantors is specifically disclosed in Part (c) of Schedule 5.13.
5.14    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing or drawing under any Letter of Credit will be used for any purpose in contravention or violation of Regulation U issued by the FRB.

(b)    None of the Borrower or any Material Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.
5.15    Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party (other than any projections and information of a general economic or an industry-specific nature, as to which the Borrower makes no representation) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or made available publicly) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading.
5.16    Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Taxpayer Identification Number. The Borrower's true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
5.18    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC's List of Specially Designated nationals, HMT's Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with applicable Sanctions in all material respects. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate applicable Sanctions. Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.
5.19    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit, or other transactions contemplated hereby will violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2021, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, common stockholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that if the Borrower switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2021), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, and the related consolidated statements of common stockholders' equity, and cash flows for the portion of the Borrower's fiscal year then ended, in each case setting forth in comparative form, as applicable, prepared in accordance with GAAP consistently applied throughout the period covered thereby and in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, common stockholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (other than as may be required in connection with any Receivables Securitization).
.

6.02    Certificates; Other Information. Deliver to the Administrative Agent:
(a)    Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any then existing Default they shall disclose in such statement any such Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default;
(b)    in form and detail reasonably satisfactory to the Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) commencing with the fiscal quarter ended September 30, 2021, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower, including a list that identifies (i) each Material Domestic Subsidiary formed or acquired during the fiscal quarter then ended, including pursuant to a merger or Investment permitted by the provisions of this Agreement, (ii) each Domestic Subsidiary (other than ~~U.S. Cellular~~Array, the Excluded Subsidiary and any of their Subsidiaries) designated as a Material Subsidiary pursuant to Section 6.13(a)(i) during the fiscal quarter then ended and (iii) each Material Domestic Subsidiary that was Disposed of during the fiscal quarter then ended, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition; provided, however, that notwithstanding anything in this Agreement to the contrary or any amendment or restatement of any provision in the Existing Credit Agreement, for the fiscal quarter ending June 30, 2021, the Borrower shall deliver to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 6.01(b) for such quarter, a duly completed "Compliance Certificate" (as such term is defined in the Existing Credit Agreement) for such fiscal quarter signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower, which Compliance Certificate shall satisfy each of the terms and conditions of Section 6.02(b) of the Existing Credit Agreement (and any other applicable provisions) as if such Existing Credit Agreement had not been amended and restated by this Agreement; further provided that the failure to comply with the foregoing proviso shall be an Event of Default under this Agreement;
(c)    promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(d)    promptly after the same are available, copies of each 10-K, 10-Q and 8-K statement which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    to the extent permitted by applicable law, promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by the enforcement division of such agency regarding financial or other operational results of the Borrower or any Subsidiary; and
(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
Information required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such information is included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or pdf copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar confidential and secure electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. All Borrower Materials that have been filed with the SEC and available on the SEC's EDGAR system shall be deemed "PUBLIC." The Borrower hereby agrees that (w) all Borrower Materials (if any) that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform that is not designated "Public Side Information." Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC."

6.03    Notices.
(a)    Promptly notify the Administrative Agent of the occurrence of any Default;
(b)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
(d)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary and not previously disclosed in the financial statements delivered pursuant to Section 6.01;
(e)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any announcement by any of Moody's, S&P, or Fitch of any change in a Debt Rating; and
(f)    Promptly notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, if any. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable in the ordinary course of business, all obligations and liabilities of the Borrower and the Material Subsidiaries, including all such tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary, except to the extent any failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Except as otherwise expressly permitted under Section 7.04, preserve, renew and maintain in full force and effect the legal existence of the Borrower under the applicable laws of the jurisdiction of its organization but only to the extent that such transaction could not reasonably be expected to have a Material Adverse Effect; (b) except as otherwise expressly permitted under Section 7.04 and 7.05, preserve, renew and maintain in full force and effect the legal existence of each Material Subsidiary under the applicable laws of the jurisdiction of its organization but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) except as otherwise expressly permitted under Section 7.04 and 7.05, take all reasonable action to maintain its good standing and all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties; Office. (a) Maintain, preserve and protect all of the properties and equipment necessary in the operation of the business of the Borrower and each Material Subsidiary in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that, nothing in this Section 6.06 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Material Subsidiaries that meets each of the following conditions: (i) such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business, (ii) such discontinuance does not in the aggregate materially adversely affect the business of the Borrower and its Material Subsidiaries on a consolidated basis and (iii) such discontinuance is not otherwise expressly prohibited under the terms of this Agreement.
6.07    Maintenance of Insurance. Maintain with insurance companies or associations (including affiliated companies approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed)) customarily used by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, of such types and in such amounts (after giving effect to self-insurance compatible with the standards following the parenthetical contained in Section 5.10) as are customarily carried under similar circumstances by such other Persons; provided, however, that the Borrower and any of its Subsidiaries may self insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker's compensation insurance therein through an insurance fund operated by such state or jurisdiction.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including without limitation the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and applicable Sanctions), except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects and are in material conformity with GAAP consistently applied during such period shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Material Subsidiary, as the case may be (it being understood and agreed that any foreign Subsidiary may maintain individual books and records in conformity with generally accepted accounting principles in its respective country of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
6.10    Inspection Rights.
(a)    Permit the Administrative Agent or any of the Administrative Agent's other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) all at the expense of the Borrower and, so long as there exists no Event of Default that is continuing, at such reasonable times and intervals as the Administrative Agent may reasonably request;
(b)    permit each Lender or any of each such Lenders' other designated representatives, not more than once per fiscal year (and at the expense of such Lender), to visit and inspect any of the properties of the Borrower or any of its Subsidiaries during normal business hours, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) upon the request by such Lender with reasonable notice, and
(c)    upon an Event of Default and for so long as it is continuing, permit the Lenders or any of the Lenders' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) at the expense of the Borrower and at such reasonable times and intervals as any such Lender may reasonably request.
In connection with any such inspections or discussions, (i) the Borrower shall be given reasonable notice of and shall have the right to be present at such inspections or discussions, and (ii) each Lender, on behalf of itself and any representative authorized by it, agrees to treat all non public information as confidential information pursuant to Section 10.07 and to take all reasonable precautions to prevent such confidential information from being exposed to third parties and to those of its employees and representatives who do not need to know such confidential information; provided that this Section 6.10 shall not affect the disclosure by any Lender of information required to be disclosed to its auditors, regulatory agencies or pursuant to subpoena or other legal process or by virtue of any other law, regulation, order or interpretation.
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions for (i) working capital, capital expenditures, non-hostile acquisitions and other general corporate purposes not in contravention of any applicable law applicable to the Borrower or any Subsidiary or of any Loan Document and (ii) to re-evidence Indebtedness under the Existing Credit Agreement.
6.12    Further Assurances. Cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
6.13    Additional Guarantors; Guaranty Trigger Event.
(a)    On (or at the election of the Borrower prior to) the date the Borrower is required to deliver the Compliance Certificate for each fiscal quarter,
(i)    if, at such time, any existing direct Domestic Subsidiary (other than ~~U.S. Cellular~~Array, the Excluded Subsidiary and any of their Subsidiaries) that is not a Guarantor meets the threshold set forth in the definition of Material Subsidiary, designate in writing to the Administrative Agent such additional Domestic Subsidiary as a "Material Subsidiary",
(ii)    notify the Administrative Agent of any other changes to the Material Domestic Subsidiaries for such fiscal quarter, including (A) the formation or acquisition of a Material Domestic Subsidiary, including pursuant to a merger or Investment permitted by the provisions of this Agreement and (B) the Disposition of a Material Subsidiary, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition, and
(iii)    cause each new Material Domestic Subsidiary pursuant to clauses (i) and (ii)(A) above to (x) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, and (y) unless waived by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
Notwithstanding the foregoing, the Borrower shall have no duty to comply with the requirements set forth in clauses (i) - (iii) above during a Guaranty Release Period.

(b)    If, at any time after the occurrence of the Guaranty Release Date, (i) two or more of S&P Rating, Moody's Rating or Fitch Rating falls below BBB-, Baa3 or BBB-, respectively, (ii) the Borrower fails to maintain a Debt Rating of the Borrower's senior unsecured long-term debt securities by two or more of S&P, Moody's and Fitch, (iii) the Borrower or any Subsidiary grants a Guarantee (or permits any such Guarantee to exist) of the CoBank ~~U.S. Cellular Term Loan Facility, CoBank Borrower~~Array Term Loan Facility or the ~~U.S. Cellular~~Array Credit Agreement, or (iv) any Pari Passu Guaranteed Indebtedness exists (each a "Guaranty Trigger Event"), then, in the case of clauses (i) and (ii), the Borrower and each then existing and subsequently acquired or formed Material Domestic Subsidiary of the Borrower (other than ~~U.S. Cellular~~Array, the Excluded Subsidiary and their Subsidiaries), and in the case of clauses (iii) and (iv), the Borrower or applicable Subsidiary (other than ~~U.S. Cellular~~Array, the Excluded Subsidiary and their Subsidiaries), shall Guarantee the Obligations on a pari passu basis with such other Indebtedness (if any) and, upon the occurrence of such Guaranty Trigger Event, the Borrower shall execute and deliver to the Administrative Agent a Guaranty and shall cause each such applicable Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, and (B) unless waived by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
6.14    Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including, without limitation, Equity Interests owned by the Borrower and any of its Subsidiaries), whether now owned or hereafter acquired, other than the following:
(a)    pro rata Liens securing any of the Obligations owing to the Lenders;
(b)    Liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;
(c)    deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;
(d)    Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;
(e)    Liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or relevant Subsidiary;
(f)    encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's Liens under leases to which the Borrower or relevant Subsidiary is a party or under applicable law, and other minor Liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or such Subsidiary individually or of the Borrower and its Subsidiaries taken as a whole;
(g)    (i) outstanding Liens on the Closing Date securing Indebtedness of less than $25,000,000 and (ii) outstanding Liens on the Closing Date securing Indebtedness over $25,000,000 that are listed on Schedule 7.01, and, in each case, any extension, renewal or replacement thereof, in whole or in part, provided however, that the principal amount secured thereby shall not exceed the principal amount secured at the time of extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to only that property (or any portion of such property) which secured the obligation so extended, renewed or replaced (plus any improvements on such property or portion of such property);
(h)    so long as no Event of Default exists at the time such Lien is created, Liens on any Specified Equity Interests, provided, however, that in each case such Liens (A) are incurred only in connection with any Monetization Transaction to secure obligations owed under such Monetization Transaction, (B) such Liens cover or otherwise attach to only the specific Specified Equity Interests which are the subject of such Monetization Transaction (and rights and interests usually and customarily related thereto, e.g., proceeds and dividends) and do not cover any other property or assets owned or acquired by the Borrower or any of its Subsidiaries, and (C) such Liens remain in existence only during the continuation of such Monetization Transaction;

(i)    so long as no Default exists before and immediately after giving effect to any such Liens at the time the contractual obligation to grant such Liens is entered into by the Borrower or its Subsidiaries, Liens in favor of governmental entities on assets and properties financed thereby in respect of Indebtedness permitted to be incurred under Section 7.03(f);
(j)    (i) so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan or L/C Obligation only), 8.01(f) or 8.01(g) exists at the time such Lien is created, Liens on Securitization Assets arising out of the sale, assignment, pledge or transfer of Securitization Assets by ~~U.S. Cellular~~the Borrower, Array or any of its respective Subsidiaries to any Securitization Entity pursuant to a Receivables Securitization and (ii) so long as no Event of Default exists at the time such Lien is created, Liens created by ~~U.S. Cellular~~the Borrower, Array or any of its respective Subsidiaries pursuant to a pledge of the Equity Interests of any Securitization Entity in connection with a Receivables Securitization;
(k)    any other Liens on the property and assets of the Borrower and any of its Subsidiaries; provided, however, with respect to any Liens that secure Indebtedness of the Borrower or any Subsidiary, (i) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Borrower or any Subsidiary, if any, secured by Liens permitted by this subsection (k), plus (B) ~~prior to the Specified Debt Covenant Trigger Event,~~ the amount of outstanding Indebtedness of the Subsidiaries permitted by Section 7.03(d) but not secured by Liens permitted under this subsection (k), exceed in the aggregate at any time $300,000,000 and (ii) such Lien may only be incurred so long as no Event of Default exists at the time such Lien is created; and

(l)    Liens in respect of Indebtedness permitted to be incurred under Sections 7.03~~(i),~~ (j) and (k), but only so long as such Liens are Permitted Equal and Ratable Liens.

7.02    Investments. Make any Investments, except:
(a)    Investments
(i)    held by the Borrower or such Subsidiary in the form of cash and Cash Equivalents,
(ii)    made in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers, in each case consistent with past practices,
(iii)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case only to the extent reasonably necessary in order to prevent or limit loss,
(iv)    in any Special Entity, so long as in each case such Investments are (A) made in the ordinary course of business to fund operating expenses (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) of such Special Entity, (B) consistent with past practices of the Borrower, its Subsidiaries and such Special Entities and (C) either (I) not in excess of $25,000,000 in the aggregate at any time outstanding or (II) otherwise made pursuant to agreements, documents or other instruments pursuant to which the Borrower or such Subsidiary shall have a commitment to fund and in respect of which the Borrower shall, upon the request of the Administrative Agent, use commercially reasonable efforts to cause the Administrative Agent, for the benefit of itself and the other Lenders, to have a perfected first Lien within thirty (30) days (or such longer time period as the Administrative Agent may agree) following the date of any such Investment under this subclause (II) (and subject to an agreement among the Administrative Agent on behalf of the Lenders on the one hand, and the administrative agent on behalf of the lenders under the ~~U.S. Cellular~~Array Credit Agreement, ~~the CoBank Borrower Term Loan Facility~~ or the CoBank ~~U.S. Cellular~~Array Term Loan Facility, as applicable, on the other hand, regarding such Liens), but in no event shall the aggregate amount of all Investments made under this subclause (II) exceed $50,000,000;
(v)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practices;
(b)    in addition to Investments permitted by subsection (a) preceding, Investments of any Subsidiary in the Borrower;
(c)    in addition to Investments permitted by subsections (a) and (b) preceding, Investments of the Borrower or any Subsidiary in any Subsidiary (except Investments pursuant to this subsection (c) in (x) the Excluded Subsidiary and any of its Subsidiaries, and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period) so long as in each case such Investments are (i) made in the ordinary course of business to fund operating expenses of such Subsidiary (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) and (ii) consistent with past practices of the Borrower and its Subsidiaries; provided that, for the avoidance of doubt, the foregoing shall permit intercompany obligations, including intercompany loans, incurred in the ordinary course of business by and among the Borrower or any wholly-owned Subsidiary of the Borrower, on the one hand, and any other wholly-owned Subsidiary of the Borrower, on the other hand, in each case only to the extent arising from time to time in connection with any Receivables Securitization otherwise permitted under this Agreement;

(d)    in addition to Investments permitted by subsections (a), (b) and (c) preceding, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments, in each case only as each is specifically permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively, to the extent that any constitute Investments;
(e)    so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan or L/C Obligation only), 8.01(f) or 8.01(g) exists before and immediately after giving effect to any such Investment, Investments by ~~U.S. Cellular~~the Borrower Array or any of its respective Subsidiaries in a Securitization Entity pursuant to a Receivables Securitization, provided that such Investments are used exclusively for the purpose of financing or refinancing assets newly financed or refinanced under such Receivables Securitization;
(f)    in addition to Investments permitted by subsections (a), (b), (c), (d) and (e) preceding, so long as (i) no Event of Default exists before and after giving effect to any such Investment and (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving effect to any such proposed Investment, the Borrower and its Subsidiaries may make any Investment (except Investments pursuant to this subsection (f) in (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period);
(g)    in addition to Investments permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Investment, (ii) Outstanding Amounts of all Committed Loans, Swing Line Loans and Unreimbursed Amounts (including all L/C Borrowings) on any date of any Investment are not more than zero, and (iii) the aggregate amount available to be drawn under all outstanding Letters of Credit has been Cash Collateralized, the Borrower and its Subsidiaries may make any Investment (except Investments pursuant to this subsection (g) in (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period); and
(h)    in addition to Investments permitted by subsections (a), (b), (c), (d), (e), (f) and (g) preceding, so long as no Event of Default exists before and after giving effect to any such Investment, the Borrower and its Subsidiaries may make Investments in the Excluded Subsidiary and its Subsidiaries; provided that, at any time that is not during a Guaranty Release Period, the aggregate amount of all such Investments, together with the fair market value of all property Disposed of to the Excluded Subsidiary or any of its Subsidiaries pursuant to Section 7.05(c)(iii) shall not exceed $15,000,000 in the aggregate.
7.03    Indebtedness. Solely with respect to any Subsidiary, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness (including any Guarantees thereof) outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued interest (but only such accrued interest scheduled to accrue and remain unpaid by its terms in accordance with the related debt instrument as in effect on the Closing Date) and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower on a consolidated basis, such Person or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(c)    loans to Subsidiaries made in accordance with the terms of Section 7.02(b) and (c);
(d)    subject to the final proviso of this Section 7.03, so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, Indebtedness ~~of any Subsidiary up to a maximum amount outstanding at any one time of (A) prior to the Specified Debt Covenant Trigger Event, $300,000,000 and (B) from and after the Specified Debt Covenant Trigger Event, $0; provided that, notwithstanding the foregoing, at any time prior to the Specified Debt Covenant Trigger Event, in no event shall the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (d)~~ (whether secured or unsecured) ~~together with the amount of outstanding Indebtedness of the Borrower on a consolidated basis secured by Liens permitted by Section 7.01(k), exceed in the aggregate at any time, $300,000,000~~of any Subsidiary;

(e)    (i) Indebtedness owed by ~~U.S. Cellular~~Array, as borrower, and any Guaranty thereof by any Subsidiary of ~~U.S. Cellular~~Array, under (or otherwise required pursuant to the terms of) the ~~U.S. Cellular~~Array Credit Agreement and (ii) other unsecured Indebtedness that is permitted to be incurred by ~~U.S. Cellular~~Array or any of its Subsidiaries under the terms of the ~~U.S. Cellular~~Array Credit Agreement, provided, such Indebtedness is not Guaranteed by any Subsidiary of ~~U.S. Cellular~~Array unless such Guaranty is permitted pursuant to ~~clause (b), (h), (i) or (k)~~ of Section 7.03 of the ~~U.S. Cellular~~Array Credit Agreement (or any successor comparable provisions);

(f)    subject to the final proviso of this Section 7.03, so long as there exists no Default at the time of its incurrence, Indebtedness owed to governmental entities and authorized pursuant to and incurred under the American Recovery and Reinvestment Act of 2009 or other law for broadband infrastructure in any area of the United States, particularly in areas without sufficient access to high speed broadband service to facilitate economic development; ~~provided that, notwithstanding the foregoing, in no event shall the aggregate amount of Indebtedness incurred as permitted by this subsection (f) together with the aggregate amount of any programs permitted by Section 7.12 (without duplication) exceed in the aggregate at any time (A) prior to the Specified Debt Covenant Trigger Event, $500,000,000 and (B) from and after the Specified Debt Covenant Trigger Event, $0;~~

(g)    subject to the final proviso of this Section 7.03, Indebtedness of (i) a Securitization Entity incurred in connection with a Receivables Securitization~~; provided that, in no event shall the outstanding principal amount of such Indebtedness exceed in the aggregate at any time (A) prior to the Specified Debt Covenant Trigger Event, $500,000,000 and (B) from~~ and ~~after~~(ii) the ~~Specified Debt Covenant Trigger Event, $0~~Borrower or any Subsidiary incurred under a Recourse Guaranty issued in connection with a Receivables Securitization;

(h)    subject to the final proviso of this Section 7.03, so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, unsecured Indebtedness of the Borrower incurred after the Closing Date that is Guaranteed by the Subsidiaries (other than ~~U.S. Cellular~~Array and its Subsidiaries) ~~up to a maximum principal amount outstanding at any one time of (A) prior to the Specified Debt Covenant Trigger Event, $300,000,000 and (B) from and after the Specified Debt Covenant Trigger Event, $0~~; provided that, ~~at any time prior to the Specified Debt Covenant Trigger Event,~~ (i) such Indebtedness shall rank pari passu in right of payment with the Obligations~~, (ii) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (h), plus (B) without duplication, the amount of outstanding Indebtedness of the U.S. Cellular and its Subsidiaries permitted by Section 7.03(h) of the U.S. Cellular Credit Agreement (or any successor comparable provision), exceed in the aggregate at any time, $300,000,000, (iii) such Indebtedness has a final maturity date equal to or later than 180 days after the Maturity Date,~~ and (~~iv~~ii) such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement on the date of issuance;

(i)    ~~so long as no Default exists before and after giving effect to the incurrence or any increases of any such Indebtedness, Indebtedness of the Borrower pursuant to the CoBank Borrower Term Loan Facility (including any Guarantees thereof (other than by U.S. Cellular and its Subsidiaries)) up to a maximum principal amount outstanding at any one time of (A) prior to the Specified Debt Covenant Trigger Event, $500,000,000 and (B) from and after the Specified Debt Covenant Trigger Event, $0; provided that at all times prior to the Specified Debt Covenant Trigger Event, (i) such Indebtedness shall rank pari passu in right of payment with the Obligations, (ii) such Indebtedness shall contain covenants (including financial maintenance covenants), taken as a whole, that are substantially similar, but not more restrictive (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement, (iii) no Subsidiary may Guarantee the CoBank Borrower Term Loan Facility unless it is a Guarantor hereunder and has executed and delivered to the Administrative Agent a Guaranty Supplement or such other document as the Administrative Agent may deem reasonably appropriate for such purpose and has complied with each of the other terms and conditions of Section 6.13, (iv) with respect to any refinancing of such Indebtedness, as of the date of incurrence of any refinancing thereof such Indebtedness shall be owed to CoBank, ACB and/or any other lender in the Farm Credit System, and (v) such Indebtedness is unsecured unless secured by a Permitted Equal and Ratable Lien;~~ [RESERVED];

(j)    subject to the final proviso of this Section 7.03, so long as there exists no Default at the time of its incurrence, Indebtedness (including Guarantees thereof) owed to an export credit agency or institution for the purpose of facilitating trade exports ~~up to a maximum principal amount outstanding at any one time of (A) prior to the Specified Debt Covenant Trigger Event, $300,000,000 and (B) from and after the Specified Debt Covenant Trigger Event, $0; provided that, notwithstanding the foregoing, at any time prior to the Specified Debt Covenant Trigger Event, in no event shall the sum of (i) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (j), plus (ii) without duplication, the amount of outstanding Indebtedness of the Subsidiaries of U.S. Cellular permitted by Section 7.03(j) of the U.S. Cellular Credit Agreement, exceed in the aggregate at any time, $300,000,000; further provided, that at all times prior to the Specified Debt Covenant Trigger Event~~; provided that, (w) such Indebtedness shall rank pari passu in right of payment with the Obligations, (x) such Indebtedness shall contain covenants (including financial maintenance covenants), taken as a whole, that are substantially similar, but not more restrictive (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement, (y) no Subsidiary may Guarantee such Indebtedness unless it is a Guarantor hereunder and has executed and delivered to the Administrative Agent a Guaranty Supplement or such other document as the Administrative Agent may deem reasonably appropriate for such purpose and has complied with each of the other terms and conditions of Section 6.13, and (z) and such Indebtedness is unsecured unless secured by a Permitted Equal and Ratable Lien; and

(k)    ~~from and after the Permitted T-Mobile Disposition Trigger Event,~~ so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, Indebtedness of the Borrower that is Guaranteed by any of its Subsidiaries up to a maximum principal amount outstanding at any one time of $1,000,000,000; provided, that (i) such Indebtedness permitted under this subclause (k) shall rank pari passu in right of payment with the Obligations, (ii) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (k), plus (B) without duplication, the amount of outstanding Indebtedness of the Subsidiaries of ~~U.S. Cellular~~Array permitted by Section 7.03(k) of the ~~U.S. Cellular~~Array Credit Agreement (or any successor comparable provision), exceed in the aggregate, at any time, $1,000,000,000, (iii) other than such Indebtedness in respect of CoBank Array Term Loan Facility and the Export Development Canada Term Loan Facility, such Indebtedness permitted under this subclause (k) has a final maturity date ~~that is~~ no earlier than ~~the Maturity Date~~December 8, 2030, (iv) such Indebtedness permitted under this subclause (k) shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement on the date of issuance of such Indebtedness, (v) no Subsidiary may Guarantee such Indebtedness permitted under this subclause (k) unless it is a Guarantor hereunder and has executed and delivered to the Administrative Agent a Guaranty Supplement or such other document as the Administrative Agent may deem reasonably appropriate for such purpose and has complied with each of the other terms and conditions of Section 6.13, and (vi) such Indebtedness permitted under this subclause (k) is unsecured unless secured by a Permitted Equal and Ratable Lien ~~and~~;provided, that, in no event shall the sum of provided, that, in no event shall the sum of (~~vii~~A) ~~prior to~~ the ~~repayment in full~~aggregate outstanding principal amount of Indebtedness ~~as contemplated in clause~~permitted by subsections (~~x~~d) ~~below~~, (f), (g), (h) and ~~the occurrence of the Specified Debt Covenant Trigger Event, the proceeds of any~~(j) above, plus (B) the aggregate outstanding principal amount of Indebtedness permitted by subsections (d), (e), (f), (g), (h) and (j) of Section 7.03 of the Array Credit Agreement (or any successor comparable provision), exceed in the aggregate, at any time, $300,000,000; provided, further, that Indebtedness in respect of the CoBank Array Term Loan Facility and the Export Development Canada Term Loan Facility has been and may only be incurred ~~under this subclause (k) shall be used solely for purposes of (x) repaying Indebtedness of the Borrower or U.S. Cellular outstanding immediately prior to such incurrence and/or (y) facilitating the funding of Restricted Payments permitted pursuant to Section 7.06(i). Notwithstanding the foregoing, prior to the Specified Debt Covenant Trigger Event, the only Indebtedness permitted to be outstanding under this subclause (k) shall be new Indebtedness actually incurred by the Borrower under this subclause (k) after the Permitted T-Mobile Disposition Trigger Event~~pursuant to Section 7.03(k).

7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (x) when any Guarantor is merging, amalgamating or consolidating with another Subsidiary, the continuing or surviving Person shall be the Guarantor or shall become a Guarantor concurrently with such transaction and (y) when any wholly-owned Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be the wholly-owned Subsidiary or shall become a wholly-owned Subsidiary concurrently with such transaction;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is (i) a Guarantor, then the transferee must be only any of the Borrower, a Guarantor or another Subsidiary that becomes a Guarantor concurrently with such transaction and (ii) a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary;
(c)    any Subsidiary that is not a Loan Party may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the interest of the Borrower and its Subsidiaries;
(d)    any consolidation of the Borrower with or merger of the Borrower into any other Person or Persons (whether or not affiliated with the Borrower), or successive consolidations or mergers to which the Borrower or its successor or successors shall be a party or parties, provided, however, that, the Borrower hereby consents and agrees that, upon any such consolidation or merger, the due and punctual payment of the principal of and interest on all of the Loans and the due and punctual performance and observance of all of the covenants, conditions and other obligations of this Agreement and the Notes to be performed and observed by the Borrower, shall be expressly assumed in an agreement satisfactory in form and substance to the Administrative Agent and the Lenders, executed and delivered to the Administrative Agent by the Person formed by such consolidation or merger, provided, further, that the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and provided, further, that immediately before and after giving effect to any such transaction (and treating any Consolidated Funded Indebtedness or Sale and Leaseback Transaction which becomes an obligation of the resulting or surviving Person as a result of such transaction as having been incurred or entered into by such Person at the time of such transaction), no Default shall exist. Unless the conditions prescribed above in this Section 7.04(d) are satisfied, no such consolidation or merger shall be permitted;
(e)    the Borrower or any Subsidiary may merge with any other Person in order to effect an Investment expressly permitted pursuant to Sections 7.02(e), (f) and (g); and
(f)    with respect to any Subsidiary, (i) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition expressly permitted pursuant to Section 7.05(c)(i), and (ii) Dispositions made in accordance with the terms of Section 7.05(c)(ii), or any of Sections 7.05(e), (f), (g) or (j).

7.05    Dispositions. Make any Disposition except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property deemed to be no longer useful in the conduct of the business of the Borrower or any of its Subsidiaries in the ordinary course of business and as determined in the Borrower's commercially reasonable judgment;
(b)    Dispositions of inventory and allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned, in each case, in the ordinary course of business;
(c)    Dispositions of (i) any property of any Subsidiary to the Borrower or to a wholly-owned Subsidiary (except Dispositions pursuant to this subsection (c)(i) to (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period), provided that if the transferor of such property is a Guarantor, the transferee thereof must be only any of the Borrower, a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction; (ii) any property of the Borrower or a wholly-owned Subsidiary to a Subsidiary or Special Entity (except Dispositions pursuant to this subsection (c)(ii) to (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period), provided further that (x) if the transferor of such property is a Guarantor, the transferee thereof must be a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction and (y) if there exists any Event of Default at the time of any such Disposition or as a result of giving effect to any such Disposition, such Disposition under subsection (ii) hereof must be sales of property on fair and reasonable terms, in the ordinary course of business and consistent with past practices and (iii) any property of the Borrower or any Subsidiary to the Excluded Subsidiary or any of its Subsidiaries, provided that, at any time that is not during a Guaranty Release Period, the fair market value of such property Disposed of to the Excluded Subsidiary or any of its Subsidiaries, together with the aggregate amount of all Investments made in the Excluded Subsidiary or any of its Subsidiaries pursuant to Section 7.02(g), shall not exceed $15,000,000 in the aggregate;
(d)    to the extent such transactions constitute Dispositions, the transactions expressly permitted by Sections 7.02(e), 7.04(a), (b), (c) and (d) and 7.06;
(e)    in addition to Dispositions permitted by subsections (a), (b), (c) and (d) preceding, so long as (i) no Default exists at the time the contractual obligation to make such Dispositions is entered into by the Borrower or its Subsidiaries, (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving effect to any such proposed Disposition, (iii) in each case such Disposition shall be for aggregate fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm's length transaction to an independent third party buyer which is not an Affiliate) and (iv) such Disposition (or series of Dispositions) shall not be of all or substantially all of the assets of the Borrower, the Borrower and its Subsidiaries may make any Disposition (except Dispositions pursuant to this subsection (e) to (x) the Excluded Subsidiary and any of its Subsidiaries, and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);
(f)    in addition to Dispositions permitted by subsections (a), (b), (c), (d) and (e) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Dispositions, (ii) the Outstanding Amounts of all Committed Loans, Swing Line Loans and Unreimbursed Amounts (including all L/C Borrowings) on any date of any Disposition are not more than zero, (iii) such Disposition is for fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm's length transaction to an independent third party buyer which is not an Affiliate) and (iv) the aggregate amount available to be drawn under all outstanding Letters of Credit has been Cash Collateralized, the Borrower and its Subsidiaries may make any Disposition (except (x) Dispositions of all or substantially all of the assets of the Borrower are not permitted, and (y) Dispositions pursuant to this subsection (f) to (A) the Excluded Subsidiary and any of its Subsidiaries and (B) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);
(g)    in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) 100% of the Net Proceeds of each such Disposition are used by the Borrower immediately upon receipt thereof to (A) prepay the Outstanding Amounts of all Committed Loans, Swing Line Loans and Unreimbursed Amounts (including all L/C Borrowings) and (B) to the extent there remain any Net Proceeds after all Outstanding Amounts referenced in subsection (A) above have been reduced to zero, to Cash Collateralize the aggregate amount available to be drawn under all outstanding Letters of Credit until all outstanding Letters of Credit have been fully Cash Collateralized, (ii) such Disposition is for fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm's length transaction to an independent third party buyer which is not an Affiliate) and (iii) the Aggregate Commitments are concurrently, automatically and permanently reduced by the full amount of the Net Proceeds (and the Borrower delivers a written acknowledgement to the Administrative Agent of a concurrent automatic permanent reduction of the Aggregate Commitments in the amount of the Net Proceeds (regardless of whether there exist at any such time any Outstanding Amounts or any outstanding Letters of Credit)), the Borrower and its Subsidiaries may make any Disposition (except (x) Dispositions of all or substantially all of the assets of the Borrower are not permitted, and (y) Dispositions pursuant to this subsection (g) to (A) the Excluded Subsidiary and any of its Subsidiaries and (B) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);
(h)    Dispositions of any property of ~~U.S. Cellular~~Array and its Subsidiaries to the extent such Dispositions are permitted under the terms of the ~~U.S. Cellular~~Array Credit Agreement;
(i)    in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e), (f), (g) and (h) preceding, Dispositions consisting of the sale of Cash Equivalents for cash; and

(j)    in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e), (f), (g), (h) and (i) preceding, any Disposition pursuant to or otherwise in connection with the Permitted Dispositions.

provided, however, that in each case of subsections (a) through (g) above and notwithstanding anything in this Section 7.05 or otherwise herein or in any Loan Documents, (i) each such Disposition shall be, in Borrower's commercially reasonable judgment, for fair market value and (ii) the Borrower shall not, nor shall any Subsidiary, Dispose of, transfer or sell any Equity Interests in ~~U.S. Cellular~~Array if such sale, Disposition or transfer could result in the Borrower either (A) controlling less than 50.1% of the voting interests of ~~U.S. Cellular~~Array, or (B) not being required by GAAP to include ~~U.S. Cellular~~Array in its consolidated financials.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)    each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(d)    repurchases in the ordinary course of business and consistent with past practices of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of or tax withholding obligation with respect to such options or warrants;
(e)    the Borrower may make Restricted Payments in the ordinary course of business and consistent with past practices pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries (i) in effect as of the Closing Date, or (ii) given in renewal or extension of previously existing stock option plans or other benefit plans, such renewals and extensions to be on similar terms to the existing plans, or (iii) granted in the ordinary course of business consistent with past practices and on similar terms as those stock option plans or other benefit plans in existence on the Closing Date;
(f)    the Borrower may declare and make scheduled quarterly dividends approved by its board of directors consistent with historical practices conducted prior to the Closing Date;
(g)    in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e), and (f) preceding, so long as (i) no Event of Default exists before and immediately after giving effect to any such Restricted Payment (provided that, notwithstanding the foregoing, solely in the case of dividends, such requirement shall only apply to the declaration of any such dividend and not to the payment of any such dividend), and (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving pro forma effect to any such proposed Restricted Payment on the date of payment or, in the case of dividends, the declaration thereof, the Borrower and its Subsidiaries may make any Restricted Payment at any time after such payment or, in the case of dividends, the declaration thereof;
(h)    in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e), (f) and (g) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Restricted Payment, (ii) Outstanding Amounts of all Committed Loans, Swing Line Loans and Unreimbursed Amounts (including all L/C Borrowings) on any date of any Restricted Payment are not more than zero, and (iii) the aggregate amount available to be drawn under all outstanding Letters of Credit has been Cash Collateralized, the Borrower and its Subsidiaries may make any Restricted Payment; and

(i)    in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e), (f), (g) and (h) preceding, any Subsidiary of the Borrower may declare and make any Restricted Payment directly or indirectly to the Borrower to the extent relating to proceeds received in connection with the Permitted Dispositions or from the incurrence of Indebtedness pursuant to Section 7.03(k) of this Agreement or Section 7.03(k) of the ~~U.S. Cellular~~Array Credit Agreement (or any successor comparable provisions).

7.07    Transactions with Affiliates and Subsidiaries.
(a)    Except as disclosed on Schedule 7.07 or, with respect to ~~U.S. Cellular~~Array and its Subsidiaries, as otherwise permitted under the ~~U.S. Cellular~~Array Credit Agreement, enter into, or permit to exist, any transaction of any kind with any Affiliate of the Borrower (excluding Subsidiaries or any Special Entity), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, all as determined by the Borrower in its commercially reasonably judgment; or
(b)    Enter into, or permit to exist, any transaction of any kind with any Subsidiary that is not a wholly-owned Subsidiary or Special Entity, other than on fair and reasonable terms in the ordinary course of business consistent with past practices.
7.08    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:
(a)    limits the ability of (i) any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement and the Loan Documents, or (ii) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Equity Interests of any Subsidiary of the Borrower to secure all or a portion of the Obligations; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any Contractual Obligations that:

(A)    require a pari passu Guarantee concurrently with any Guaranty of any Subsidiary hereunder;
(B)    are restrictions or conditions binding on a Subsidiary in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition) so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such Contractual Obligations do not apply to the Borrower or any other Subsidiary (except any Subsidiary of such Subsidiary);
(C)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;
(D)    are customary restrictions contained in organizational documents of any Subsidiary that is not a Guarantor as of the Closing Date;
(E)    are customary restrictions in connection with any Lien to secure taxes, assessments and other governmental charges in respect of obligations not overdue (provided that any such restriction contained therein relates only to the asset or assets subject to such Lien);
(F)    are customary restrictions and conditions contained in agreements related to any Receivables Securitization (provided that any such restriction or condition apply solely to (i) the Securitization Assets the subject of such Receivables Securitization and (ii) any applicable Securitization Entity, including any Equity Interests of such Securitization Entity);
(G)    arise under the ~~U.S. Cellular~~Array Credit Agreement, the CoBank ~~Borrower~~Array Term Loan Facility or ~~the CoBank U.S. Cellular Term Loan Facility~~any document, instrument or agreement relating to Indebtedness permitted to be incurred pursuant to Sections 7.03(d), (e) or (f) or subsections (d) or (e) of Section 7.03 of the Array Credit Agreement (or any successor comparable provisions);
(H)    arise under any document, instrument or agreement identified on Schedule 7.08 and any extension, renewal of, or any amendment or modification or (in the case of any such documents, instruments and agreements relating to Indebtedness) refinancing thereof, so long as the scope of any such restriction or condition is not expanded;
(I)    apply by reason of any applicable Laws or are required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;
(J)    are customary restrictions that arise in connection with any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;
(K)    are restrictions or other conditions that limit the incurrence or assumption (including pursuant to merger, consolidation or acquisition) or maintenance of Liens on Equity Interests of any Subsidiary of the Borrower unless such Contractual Obligation is secured equally and ratably with any other obligation, provided such Contractual Obligation is otherwise permitted by this Agreement; or
(L)    arise under any Indebtedness (including Guarantees thereof) permitted by clauses (h), (j) and (k) of Section 7.03 of this Agreement (the "Specified Pari Debt") so long as the scope of such restrictions or conditions are not more restrictive than the restrictions and conditions permitted pursuant to clause (G) above and do not prohibit, limit or impose any restrictions on the ability of (1) any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement and the Loan Documents, the ~~U.S. Cellular~~Array Credit Agreement~~, the CoBank Borrower Term Loan Facility~~ or the CoBank ~~U.S. Cellular~~Array Term Loan Facility, or (2) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Equity Interests of the Borrower or any Subsidiary of the Borrower to secure all or a portion of the Obligations; provided that the foregoing shall not prohibit, limit or impose any condition or restriction on the ability of the Borrower or any Subsidiary to create, incur or permit to exist any prohibition, restriction or imposition that requires the Borrower or any Subsidiary to grant a comparable Lien to secure the Specified Pari Debt on an equal and ratable basis, and on the same Equity Interests, as any Lien on Equity Interests granted by the Borrower or any Subsidiary to secure the Obligations (any such Lien being a "Permitted Equal and Ratable Lien"); or

(b)    causes any Material Subsidiary to become or remain subject to any restriction which could reasonably be expected to impair the Borrower's ability to repay in full the Obligations, including without limitation, any restriction which would prohibit the distribution by any Material Subsidiary to the Borrower of proceeds from any direct or indirect Disposition of any business or property.
Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall have any duty to comply with the requirements set forth in clause (a)(ii) above during a Guaranty Release Period.
7.09    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10    Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.
(b)    Consolidated Leverage Ratio. ~~(x) Prior to the Permitted T-Mobile Disposition Trigger Event, permit~~Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower ~~occurring during any period set forth in the grid below to be greater than the ratio indicated for such period specified in such grid and (y) from and after the Permitted T-Mobile Disposition Trigger Event, permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower occurring after the Permitted T-Mobile Disposition Trigger Event (including the fiscal quarter during which the Permitted T-Mobile Disposition Trigger Event shall occur~~(commencing with the fiscal quarter ending December 31, 2025) to be greater than 3.50 to 1.00.

~~Period~~	~~Consolidated Leverage Ratio~~
~~From January 1, 2023 through and including March 31, 2024~~ 	~~4.25 to 1.00~~
~~From April 1, 2024 through and including March 31, 2025~~ 	~~4.00 to 1.00~~
~~From April 1, 2025 and thereafter~~ 	~~3.75 to 1.00~~
~~7.11    United States Cellular Corporation~~Array Digital Infrastructure, Inc.. Issue any Equity Interests of ~~U.S. Cellular~~Array, or make any Disposition of Equity Interests in ~~U.S. Cellular~~Array, or take any other action with respect to the Equity Interests in ~~U.S. Cellular~~Array, if such issuance, Disposition or other action could result in Borrower either (a) controlling less than 50.1% of the voting interests of ~~U.S. Cellular~~Array, or (b) not being required by GAAP to include ~~U.S. Cellular~~Array in its consolidated financial statements.

7.11    Governmental Programs. Incur or obtain any loans, advances or other similar funding (other than grants) under the American Recovery and Reinvestment Act of 2009 or other law for broadband infrastructure in any area of the United States, provided that, so long as either (i) there exists no Event of Default at the time of its incurrence, or (ii) (A) there exists no Event of Default under Section 8.01(a) before and immediately after giving effect to any such incurrence or receipt of such grants, loans, advances or other funding, (B) the Outstanding Amounts of all Committed Loans, Swing Line Loans and Unreimbursed Amounts (including all L/C Borrowings) on any date of any such incurrence or receipt of such grants, loans, advances or other funding are not more than zero, and (C) the aggregate amount available to be drawn under all outstanding Letters of Credit has been Cash Collateralized, the Borrower may incur or obtain any such grants, loans, advances or other funding in an amount, when combined with all other Indebtedness incurred under Section 7.03(f) (without duplication and subject to the final proviso of Section 7.03), that is not in excess of $~~500,000,000~~300,000,000.
7.12    Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.
7.13    Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
7.14    Guarantees. Create, incur, assume or suffer to exist (a) other than any Guarantee of Indebtedness permitted to be incurred pursuant to Section 7.03(d), any Guarantee of Indebtedness of the Borrower or of any Subsidiary (other than ~~U.S. Cellular~~Array and the Excluded Subsidiary and any of their Subsidiaries) if the guarantor of such Indebtedness is not Guarantor hereunder and (b) notwithstanding anything in Section 7.03, any Indebtedness that contains covenants, taken as a whole, that are materially tighter (or in addition to), with respect to any Subsidiaries that are not guarantors of such Indebtedness, than those contained in this Agreement with respect to the Subsidiaries that are not Loan Parties.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (solely with respect to the Borrower), 6.10, or 6.11 or Article VII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date a Responsible Officer of such Loan Party has knowledge of such failure and (ii) the delivery date of written notice thereof to such Loan Party from the Administrative Agent; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall not be true and correct in any material respect when made or deemed made (or, to the extent any such representation, warranty, certification or statement of fact is qualified as to "materiality" or "Material Adverse Effect", such representation, warranty, certification or statement of fact shall not be true and correct in all respects); or
(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due beyond the applicable grace period with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an outstanding aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an involuntary offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount (unless such Swap Contract is in connection with a Monetization Transaction for which the Swap Termination Value may be satisfied by the delivery of the underlying Specified Equity Interests related to such Monetization Transaction); or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect; or any Loan Party or any Affiliate contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Laws):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (excluding principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent to the extent the Borrower is obligated to reimburse such amounts in accordance with the Loan Documents and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer to the extent the Borrower is obligated to reimburse such amounts in accordance with the Loan Documents, and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this subsection Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this subsection Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Guarantied Hedge Agreements and Guarantied Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this subsection Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to subsection Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower, as applicable.
Notwithstanding the foregoing, Obligations arising under Guarantied Cash Management Agreements and Guarantied Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Guarantied Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent set forth in Section 9.06 and Section 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the L/C Issuer and their respective Related Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (including, but not limited to, Section 9.06 and Section 9.10). It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03    Exculpatory Provisions. The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:
(a)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any L/C Issuer or any other Person, any credit or other information concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreements; and
(d)    shall not be required to account to any Lender or any L/C Issuer for any sum or profit received by the Administrative Agent for its own account.
The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgement. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying, and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 9.09. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall be fully protected in relying, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or L/C Issuer that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or L/C Issuer hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or L/C Issuer or that is to be acceptable or satisfactory to such Lender or L/C Issuer.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and, so long as no Event of Default has occurred and is continuing, with the approval of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with, if applicable, the consent of the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint (with, if applicable, the consent of the Borrower) a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of such resignation) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Wells Fargo resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations pursuant to Section 2.03(c). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the acceptance of a successor's appointment as a L/C Issuer or Swing Line Lender hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent, any Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any Arranger or any of their respective Related Parties to any Lender, or any L/C Issuer as to any matter, including whether the Administrative Agent, any Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties') possession. Each Lender and each L/C Issuer expressly acknowledges, represents and warrants to the Administrative Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable Laws relating to the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each L/C Issuer also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 9.07.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder, but each such Person shall have the benefit of the indemnitees and exculpatory provisions hereof.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by applicable Laws) entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10    Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty if (a) the Guaranty Release Date occurs or (b) such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents. Upon delivery of a certificate of a Responsible Officer to the Administrative Agent certifying that (x)(i) the Guaranty Release Date has occurred or (ii) such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents, as applicable, and (y) no Default exists and is continuing, such Guarantor shall be automatically released from the Guaranty. Upon release of any Person pursuant to this Section 9.10, the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower's request and at the Borrower's reasonable expense, such documents as may be reasonably necessary to evidence the release of such Person from its obligations under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11    Guarantied Cash Management Agreements and Guarantied Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guarantied Cash Management Agreements and Guarantied Hedge Agreements unless the Administrative Agent has received a Guarantied Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
9.12    Lender ERISA Representation and other Lender Representations
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any other Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

The Administrative Agent and each other Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
9.13    Erroneous Payments.
(a)    Each Lender and each L/C Issuer hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (z) that such Lender or L/C Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 9.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an "Erroneous Payment") and the Lender or L/C Issuer, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Lender and each L/C Issuer agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the applicable Lender, L/C Issuer, or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of each of clauses (x), (y) and (z), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations.
(d)    Each party's obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent in Sections 4.01 and 4.02 or of any Default, mandatory prepayment or mandatory reduction of the Aggregate Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to subsection (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(d)    change Section 2.13 or Section 8.03 (or amend any other term of the Loan Documents that would have the effect of changing Section 2.13 or Section 8.03) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)    change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
(f)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be made in accordance with the terms of Section 9.10, including evidence of such release made by the Administrative Agent acting alone);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) either of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitment or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except increasing such Defaulting Lender's Commitment or extending date fixed hereunder for payment).
Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document to the contrary, if the Administrative Agent and the Borrower identify any ambiguity, omission, mistake, typographical error, inconsistency or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower are permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error, inconsistency or other defect; provided that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or the L/C Issuer hereunder without the prior written consent of the Administrative Agent, the Swing Line Lender or the L/C Issuer, as the case may be.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the L/C Issuer or the Swing Line Lender.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures mutually agreed to by the Borrower and the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the L/C Issuers and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") are not responsible for approving or vetting the representatives, designees or contacts of any Lender or L/C Issuer that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender and each L/C Issuer party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to the Borrower, any Loan Party, any Lender, the L/C Issuer or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent's transmission of Borrower Materials through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party or the Borrower or any Loan Party have any liability to any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to direct or actual damages, losses or expenses).
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in subsections (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket fees and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent in reasonable detail, and one local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent and the L/C Issuer, one additional counsel on behalf of the Lenders, and one local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee, (y) result from any dispute solely among Indemnitees, other than claims against an Indemnitee in its capacity or fulfilling its role as the Administrative Agent, an Arranger or similar role under the Loan Documents and other than any claims arising directly or indirectly as a result of any act or omission by the Borrower or any Subsidiary or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing but without affecting the Borrower's reimbursement obligations hereunder, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto hereby agrees that it shall not assert, and hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under the provisions of applicable Laws, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under subsection (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this subsection (ii) shall not apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with payment of a processing and recordation fee in the amount of $3,500 (which such payment is not the responsibility of the Borrower); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be prima facie evidence, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) credit insurers and reinsurers, (ii) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (~~ii~~iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing in this Agreement, including this Section 10.07, prohibits any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person in accordance with applicable laws, rules, regulations or regulatory guidance.

For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is not identified as "PUBLIC" pursuant to Section 6.02 or is otherwise clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) if any Lender is a Defaulting Lender, or (iv) any Lender fails to consent to any amendment to this Agreement as requested by the Borrower which requires the consent of all Lenders (or all of the Lenders affected thereby) and which is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its rights to payments of existing claims pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless such fee shall have been waived by the Administrative Agent in the Administrative Agent's sole discretion);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    if the replacement of a Lender is being made pursuant to subsection (iv) above, the replacement Lender shall have consented to such requested amendment.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i)(A) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii)(A) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (B) none of the Administrative Agent, any of the Arrangers or any of the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and (C) none of the Administrative Agent, any of the Arrangers or any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(b)    Each Loan Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing. Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

10.17    Electronic Execution. The words "execute," "execution," "signed," "signature," "delivery" and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
10.18    USA PATRIOT Act. Each Lender that is subject to Anti-Terrorism Laws, including the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Terrorism Laws, including the Act.
10.19    Time of the Essence. Time is of the essence of the Loan Documents.
10.20    Designation as Senior Debt. All Obligations shall be "Designated Senior Indebtedness" for purposes of any public indebtedness of the Borrower and its Subsidiaries issued after the Closing Date.
10.21    FCC Approval. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, neither the Administrative Agent nor any Lender will take any action pursuant to this Agreement or any of the other Loan Documents, which would constitute or result in a change in control of the Borrower or any of its Subsidiaries requiring the prior approval of the FCC without first obtaining such prior approval of the FCC. After the occurrence of an Event of Default, the Borrower shall take or cause to be taken any action which the Administrative Agent may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Administrative Agent to exercise and enjoy the full rights and benefits granted to the Administrative Agent, for the benefit of the Lenders by this Agreement or any of the other Loan Documents, including, at the Borrower's cost and expense, the use of the Borrower's best efforts to assist in obtaining such approval for any action or transaction contemplated by this Agreement or any of the other Loan Documents for which such approval is required by Law.
10.22    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.23    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor's obligations and undertakings under this Section 10.23 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
10.26    Amendment and Restatement; No Novation; Amendment of Certain Loan Documents. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement is not intended to constitute and shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall constitute and continue as ~~be~~ loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitment of the Lenders hereunder.
[Signatures on File with Administrative Agent]

ANNEX B
SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$44,000,000.00	11.00%
The Toronto-Dominion Bank, New York Branch	$44,000,000.00	11.00%
Citibank N.A.	$44,000,000.00	11.00%
U.S. Bank National Association	$44,000,000.00	11.00%
Royal Bank of Canada	$44,000,000.00	11.00%
CoBank, ACB	$44,000,000.00	11.00%
Truist Bank	$44,000,000.00	11.00%
MUFG Bank, Ltd.	$24,000,000.00	6.00%
The Bank of New York Mellon	$24,000,000.00	6.00%
CIBC Bank USA	$24,000,000.00	6.00%
The Northern Trust Company	$20,000,000.00	5.00%
Total	$400,000,000.00	100.00%